Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CGI CRIMSON HOLDINGS, L.L.C.,

CRIMSON MIDSTREAM HOLDINGS, LLC,

JOHN D. GRIER,

AND

CORENERGY INFRASTRUCTURE TRUST, INC.

Dated as of February 4, 2021

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ii

INDEX TO EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B-1	Assignment and Bill of Sale
Exhibit B-2	GIGS ROW Assignment
Exhibit C	CPUC Application
Exhibit D	Crimson Gulf Side Letter
Exhibit E	GIGS Release
Exhibit F	Third A&R CMH LLC Agreement
Exhibit G	CORR R&W Insurance Policy
Exhibit H	Sample Working Capital Calculation

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of February 4, 2021, is entered into by and among CGI Crimson Holdings, L.L.C., a Delaware limited liability company (“Carlyle”), John D. Grier, an individual (“J. Grier”), Crimson Midstream Holdings, LLC, a Delaware limited liability company (the “Company”), and CorEnergy Infrastructure Trust, Inc., a Maryland corporation (“Parent”). Each of Carlyle, J. Grier, the Company and Parent are individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and its Subsidiaries are collectively engaged in the business of, among other things, owning and operating Hydrocarbon pipeline and storage assets located in the State of California and other matters directly related thereto (the “Crimson CA Business”);

WHEREAS, as of the date of this Agreement, Carlyle owns 324,669.4 Class C Units of the Company (the “Subject Units”), which Subject Units represent (i) all of the Class C Units owned by Carlyle and (ii) 49.5% of the issued and outstanding membership interests of the Company;

WHEREAS, as of the date of this Agreement, (i) the Grier Members collectively own 331,199.1 Class C Units of the Company (the “Grier CMH Units”), which Grier CMH Units represent (A) all of the Class C Units owned by the Grier Members and (B) 50.5% of the issued and outstanding membership interests of the Company and will continue to be owned by the Grier Members from and after the Closing, and, (ii) pursuant to the terms of the Existing CMH LLC Agreement, J. Grier has sole operational control over the CPUC Assets that comprise a portion of the Crimson CA Business;

WHEREAS, Carlyle desires to sell, transfer and assign the Subject Units to Parent, and Parent desires to purchase, assume and accept the Subject Units from Carlyle, in each case in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, simultaneously with the Closing, each of the Grier Members and Parent desire to amend and restate the Existing CMH LLC Agreement in the form of the Third A&R CMH LLC Agreement; and

WHEREAS, each of J. Grier and Parent, as a result of their respective direct and indirect ownership interests in the Company as of the Closing, expect to benefit economically as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents (including pursuant to the terms and conditions of the Third A&R CMH LLC Agreement) and therefore have agreed to certain obligations as further set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants hereinafter contained, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For the avoidance of doubt, (a) the Grier Members, on the one hand, and Carlyle on the other hand, shall not be considered Affiliates of each other for purposes of this Agreement, (b) no portfolio company managed or advised by Carlyle Investment Management L.L.C. shall be deemed an Affiliate of the Company, Carlyle or any Grier Member and (c) Crimson Gulf Holdings and each of its Subsidiaries shall not be considered Affiliates of the Company, the Grier Members or Carlyle for purposes of this Agreement.

“Agreement” is defined in the preamble hereto.

“Allocation” is defined in Section 6.07(c).

“Anti‑Corruption Legislation” means the UK Bribery Act of 2010, the Foreign Corrupt Practices Act of the United States of America, the OECD Anti‑Bribery Convention and 2009 Anti‑Bribery Recommendation and all similar laws, codes of practice or guidance notes that, in each case, relate to Corruption.

“Anti‑Money Laundering Legislation” means (a) anti‑money laundering compliance requirements, including relevant recordkeeping and reporting requirements, such as, in the United States, the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended, and the regulations of the U.S. Treasury Department’s Financial Crimes Enforcement Network, (b) criminal and other prohibitions on engaging in money laundering or terrorism financing and (c) any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Entity.

“Asset Taxes” means ad valorem, property sales, use and similar Taxes based upon or measured by the ownership or operation of the GIGS Assets (excluding, for the avoidance of doubt, any income, franchise and similar Taxes and Transfer Taxes).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement to be entered into by and between Carlyle and Parent at the Closing in the form attached hereto as Exhibit A, pursuant to which Carlyle shall assign, transfer and deliver to Parent, and Parent shall assume and accept from Carlyle, the Subject Units, in each case in accordance with the terms of this Agreement.

“Assignment and Bill of Sale” means an Assignment and Bill of Sale to be entered into by and between Carlyle (or a designee thereof) and Grand Isle GP (in its capacity as the general partner of Grand Isle LP) at the Closing in the form attached hereto as Exhibit B, pursuant to which

Grand Isle GP shall cause Grand Isle LP to assign, transfer and deliver to Carlyle, and Carlyle shall assume, accept, fulfill and discharge, as applicable, from Grand Isle LP, (i) all of the Parent Group’s right, title and interest in and to the GIGS Assets and (ii) the GIGS Assumed Liabilities, in each case in accordance with the terms of this Agreement.

“Audit Fees” is defined in Section 6.07(d).

“Audit Firm” means Ernst & Young, LLP or, if Ernst & Young, LLP does not accept the engagement as Audit Firm, a national accounting firm that has experience in auditing the financial statements of a Hydrocarbon pipeline company operating in the Gulf of Mexico, reasonably acceptable to Carlyle and Parent.

“Bankruptcy Event” means, with respect to any Person, the occurrence of one or more of the following events: (a) such Person (i) admits in writing its inability to pay its debts as they become due, (ii) files, consents or acquiesces by answer or otherwise to the filing against it of a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar Law or the expiration of 60 days following the filing against it of a petition for relief if such has not been dismissed, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as bankrupt or as insolvent or to be liquidated, (vi) gives notice to any Governmental Entity of insolvency or pending insolvency, or (vii) takes corporate action for the purpose of any of the foregoing; or (b) a Governmental Entity of competent jurisdiction enters an Order appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an Order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency Law, or ordering the dissolution, winding‑up or liquidation of such Person, or a petition or involuntary case with respect to any of the foregoing shall be filed or commenced against such Person.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Carlyle” is defined in the preamble hereto.

“Carlyle Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01 (Organization), Section 3.02 (Authorization; Validity), Section 3.05 (Title to the Subject Units) and Section 3.06 (Brokers).

“Carlyle/Grier Indemnified Persons” is defined in Section 7.04.

“Carlyle Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on Carlyle’s ability to satisfy its obligations under this Agreement or the Transaction Documents to which Carlyle is a party on a timely basis; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Carlyle Material Adverse Effect: (a) any changes in general economic conditions or securities, credit, financial or other capital markets conditions, (b) any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry), (c) any weather‑related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (d) pandemics, epidemics, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber‑attack, and any escalation or general worsening of any of the foregoing, (e) Effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of (i) this Agreement or the Transaction Documents, the transactions contemplated hereby or thereby or the terms hereof or thereof or the consummation of the transactions contemplated hereby or thereby, or (ii) the Crimson Gulf Spin; (f) any action taken or failure to take action that was requested in writing by Parent in accordance with the terms of this Agreement, (g) changes in applicable Law or government policy or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, or (h) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position.

“Carlyle Released Parties” is defined in Section 6.05(a).

“Carlyle Resigning Managers” means Ferris Hussein and Peter Taylor.

“Cash Amount” is defined in Section 2.02(a).

“Claim Notice” is defined in Section 7.05(d).

“Class C Unit” is defined in the Existing CMH LLC Agreement.

“Closing” is defined in Section 2.03(a).

“Closing Date” is defined in Section 2.03(a).

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date and calculated using the format and methodology reflected on Exhibit H.

“Closing Working Capital Statement” is defined in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code Section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company” is defined in the preamble hereto.

“Company Benefit Plan” is defined in Section 4.14(a).

“Company Books and Records” means the books of account, ledgers, order books, records and other documents maintained by the Company Group with respect to the operation of the Crimson CA Business; provided, that in no event shall Company Books and Records include any of the foregoing to the extent held or maintained by the Company Group or Crimson Gulf Holdings (or any of its Subsidiaries) with respect to the ownership or operation of the Crimson Gulf Business by the Company prior to the consummation of the Crimson Gulf Spin.

“Company Deeds” is defined in Section 4.09(e).

“Company Financial Statements” is defined in Section 4.06.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.01 (Organization; Qualifications; Power), Section 4.02 (Authorization; Validity), Section 4.05 (Securities of the Company; Subsidiaries), Section 4.26 (Brokers), and Section 4.28 (Solvency).

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, results in a material adverse effect on the financial condition, business, assets or continuing results of operations of the Company Group, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Company Material Adverse Effect: (a) any changes in general economic conditions or securities, credit, financial or other capital markets conditions, (b) any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry), (c) any weather‑related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (d) pandemics, epidemics, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber‑attack, and any escalation or general worsening of any of the foregoing, (e) Effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of (i) this Agreement or the Transaction Documents, the transactions contemplated hereby or thereby or the terms hereof or thereof or the consummation of the transactions contemplated hereby or thereby, or (ii) the Crimson Gulf Spin, in each case including the impact thereof on the relationships of the Company Group with customers, suppliers, partners, employees or Governmental Entities; (f) any action taken or failure to take action that was requested in writing by Parent in accordance with the terms of this Agreement, (g) changes in applicable Law or government policy or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, or (h) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position.

“Company Material Contracts” means, collectively, each of the following types of agreements or other instruments to which any member of the Company Group is bound, or any of the assets of any member of the Company Group is subject:

(a)       any Hydrocarbon (or byproducts from Hydrocarbon production) gathering, compression treating, transportation, dehydration, marketing, disposal, storage, injection,

stabilization or processing contract (and any other similar contract) entered into by a member of the Company Group;

(b)         any Hydrocarbon (or byproducts from Hydrocarbon production) sales contract entered into by a member of the Company Group;

(c)          agreements that provide for (i) dedications of acreage or Hydrocarbons or (ii) a party being required to purchase, sell, tender or provide a stated portion (by volumes, geographic area or otherwise) of its production, output or receipts from or to another party (or other similar commitments or obligations);

(d)          agreements that provide for the construction of gathering or other pipeline systems or processing, compression, treating or storage facilities that provide for payments by the Company Group in excess of $500,000 in any 12‑month period during the remaining term thereof (in each case, based on the express terms of such contract or, if not ascertainable on its face, the Company’s good‑faith estimate);

(e)          any agreement that grants to a third Person a right of first refusal, option, preferential right or similar right to acquire any property or assets of the Company Group;

(f)          any agreement that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company Group will (i) have any material obligations to any Governmental Entity, or (ii) have any limitations or prohibitions imposed on it by any Governmental Entity after the date of this Agreement (other than with respect to any Permit issued by such Governmental Entity);

(g)          agreements restricting a member of the Company Group from freely engaging in any line of business or competing with any other Person or in any geographic location;

(h)          agreements evidencing indebtedness for borrowed money;

(i)          other agreements involving obligations of, or payments to or from, a member of the Company Group which are outstanding immediately prior to the Closing in excess of $1,000,000 or the loss or termination of which would constitute a Company Material Adverse Effect (excluding, for the avoidance of doubt, gathering, treating, transportation, processing and sales contracts, or any purchase or work orders issued under an existing master services agreement or similar principal agreement); or

(j)          agreements entered into since January 1, 2018 that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise); or

“Company Midstream Properties” means, except for excluded assets set forth on Schedule 1.01(a), all tangible and intangible property used by the Company Group in the operation of the Crimson CA Business, including in (a) gathering, compressing, treating, dehydrating, storing, injecting, processing, fractioning or transporting crude or other Hydrocarbons; (b) supporting and maintaining the properties, including electrical, safety, SCADA, and cathodic protection assets and equipment; and (c) marketing and monitoring crude or other Hydrocarbons, including gathering lines, pipelines, storage facilities, surface leases, Company Rights of Way and servitudes related to each of the foregoing; provided, that in no event shall any of the foregoing to the extent used or held for use primarily in connection with the Crimson Gulf Business constitute Company Midstream Properties for purposes of this Agreement.

“Company Permit” means any franchise, grant, authorization, license, permit, easement, variance, exception, consent, certificate, approval, clearance, permission, qualification, registration or order necessary for the Company Group to own, lease and operate its properties and assets and to carry on the Crimson CA Business as presently conducted.

“Company Released Parties” is defined in Section 6.05(b).

“Company Rights of Way” is defined in Section 4.09(b).

“Confidentiality Agreements” means (a) that certain Confidentiality and Nondisclosure Agreement, dated as of May 22, 2020, by and between Parent and Carlyle Investment Management L.L.C., and (b) that certain Confidentiality Agreement, dated as of October 4, 2019, by and among Parent and Carlyle Investment Management L.L.C.

“CORR R&W Insurance Policy” means the buyer‑side representation and warranty insurance policy obtained by the Company for the benefit of the Parent Group at or prior to the Closing in the form attached hereto as Exhibit G.

“Corruption” means the making or receiving of bribes, gifts or hospitality outside of normal business practices, and any other actions that induce or seek to induce any Person to perform a corrupt act.

“Cox Entities” means, collectively, Energy XXI GIGS Services, LLC, a Delaware limited liability company, Energy XXI Gulf Coast, Inc., a Delaware corporation, and CEXXI, LLC, a Delaware limited liability company.

“CPUC” means the California Public Utility Commission.

“CPUC Assets” is defined in Section 6.03.

“CPUC Application” means the Application for Authority to Sell and Transfer Indirect Control of Crimson California Pipeline, L.P. and San Pablo Bay Pipeline Company, LLC to be filed by J. Grier and Parent following the Closing in the form attached hereto as Exhibit C in accordance with Section 6.03, pursuant to which J. Grier and Parent shall request approval from the CPUC pursuant to Section 854 of the PU Code in respect of the CPUC Approval Transactions.

“CPUC Approval Transactions” means those certain transactions as more particularly set forth in the Third A&R LLC Agreement to be consummated by the Grier Members and the Parent Group upon receipt of approval from the CPUC of the CPUC Application, including (a) the contribution by Parent of all of its assets to CMH (or an entity wholly‑owned by CMH), thereby reducing the Grier Members’ overall ownership of CMH, and (b) receipt by the Grier Members of the right to exchange the Grier CMH Units in exchange for Equity Securities of Parent or an Affiliate thereof.

“Crimson CA Business” is defined in the recitals hereto.

“Crimson Gulf” means Crimson Gulf, LLC, a Delaware limited liability company.

“Crimson Gulf Business” means (a) prior to the Crimson Gulf Spin, the Company’s, or (b) from and after the Crimson Gulf Spin, Crimson Gulf Holdings’, business of indirectly owning and operating Hydrocarbon pipeline and refining assets located in the State of Louisiana and offshore in the Gulf of Mexico and other matters directly related thereto.

“Crimson Gulf Holdings” means Crescent Midstream Holdings, LLC, a Delaware limited liability company that directly and indirectly owns and operates the Crimson Gulf Business as of the date of this Agreement.

“Crimson Gulf Side Letter” means a Letter Agreement to be entered into by and between Crimson Gulf (at the joint direction of J. Grier and Carlyle) and Parent at the Closing in the form attached hereto as Exhibit D, pursuant to which each of Crimson Gulf and Parent shall agree to certain non‑competition and right of first refusal obligations, in each case as more particularly set forth therein.

“Crimson Gulf Spin” means the series of transactions consummated by the Company, the Grier Members and Carlyle prior to the date of this Agreement pursuant to which all of the assets and Liabilities of the Company (including the Equity Securities indirectly owned by the Company in Crimson Gulf and each Subsidiary of Crimson Gulf) that related to the Crimson Gulf Business were contributed to Crimson Gulf Holdings.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Company will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of the Company Group, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company Group, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Damages” means any and all losses, damages, Taxes, fines, penalties, interest payments, deficiencies, judgements, awards, and other costs and expenses of whatever kind (including documented out‑of‑pocket costs and expenses of Proceedings, amounts paid in connection with any assessments, judgments or settlements relating to Proceedings, court costs, and reasonable fees of attorneys, accountants and other experts incurred in connection with defending against any such Proceedings).

“Deductible” is defined in Section 7.05(a).

“Direct Claim” is defined in Section 7.06(f).

“Disputed Items” is defined in Section 6.07(c).

“Disputed Amounts” is defined in Section 2.04(c)(iii).

“Effect” means any state of facts, change, development, event, effect, condition or occurrence.

“Employment Laws” is defined in Section 4.15.

“Encumbrance” means any charge, encumbrance, claim, option, security interest, assignment, hypothecation, condition, mortgage, pledge, deed of trust, lien (statutory or other), carriers’, workmen’s, repairmen’s or other like lien, encroachment, easement, right‑of‑way, lease, license, franchise, right of first refusal, or restriction of any kind (including any restriction on any attribute of ownership), and including all restatements, modifications, amendments, consolidations, extensions, renewals or substitutions thereto or thereof.

“Energy Policy Act” means the Energy Policy Act of 1992, Pub.L. No. 102‑486, 106 Stat. 2776 (codified as amended in scattered sections of 15, 16, 25, 20, 42 U.S.C.), and any successor thereto.

“Environmental Law” means any Law or contractual obligation that relates to public or worker health or safety (in each such case, regarding Hazardous Materials), pollution or the protection of the environment.

“Environmental Permits” means any permit, approval, consent, identification number, certificate, registration, license or other authorization required or otherwise issued under any Environmental Law.

“Equity Securities” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Security Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Security described in the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.

“ERISA” is defined in Section 4.14(a).

“ERISA Affiliate” is defined in Section 4.14(a).

“Estimated Closing Working Capital” is defined in Section 2.04(a)(i).

“Estimated Closing Working Capital Statement” is defined in Section 2.04(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing CMH LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 11, 2019, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of February 4, 2021 (the “Credit Agreement”), by and among Crimson Midstream Operating, LLC, a Delaware limited liability company (“Crimson Operating”), Corridor MoGas, Inc., a Delaware corporation (“MoGas”, and together with Crimson Operating, the “Borrowers”, and each, individually, a “Borrower”), Crimson Midstream Holdings, LLC, a Delaware limited liability company (“Holdings”),  MoGas Debt Holdco LLC, a Delaware limited liability company (“MoGas HoldCo”), MoGas Pipeline LLC, a Delaware limited liability company (“MoGas Pipeline”), CorEnergy Pipeline Company, LLC, a Delaware limited liability company (“CorEnergy Pipeline”), United Property Systems, LLC, a Delaware limited liability company (“United Property”), Crimson Pipeline, LLC, a California limited liability company (“Crimson Pipeline”), Cardinal Pipeline, L.P., a California limited partnership (“Cardinal Pipeline”), the lenders party thereto, Wells Fargo Bank, National Association, in its individual capacity and as Administrative Agent (as defined in the Credit Agreement) for such lenders party thereto, Swingline Lender (as defined in the Credit Agreement) and Issuing Bank (as defined in the Credit Agreement), and the other parties from time to time party hereto.

“Final Allocation” is defined in Section 6.07(c).

“GAAP” means United States generally accepted accounting principles.

“GIGS” means that certain pipeline system known as the “Grand Isle Pipeline System” consisting of (a) generally, the system of pipelines, storage tanks, collection and separation facilities, salt water disposal wells and facilities, and related properties, facilities, equipment and rights, identified as a part of Exhibit B, as such system exists on the Effective Date that is capable of (i) transporting, collecting, separating, storing, and delivering for sale or transport oil produced from oil wells located in the Gulf of Mexico, and (ii) transporting, collecting, separating, and disposing of salt water associated with the production of such oil, and (b) includes, specifically, the GIGS Land, the GIGS Right of Use Agreements, and the GIGS Improvements. The GIGS begins at the inlet flange to each pipeline pig launcher trap on oil platforms GI 22L, ST 54G, WD

73A, WD 30J, MC 268A, MC 397A, and SP 93A in the Gulf of Mexico, but expressly excluding the MC 268 “A” Platform, extends through an interconnected system of pipelines and subsea tie‑in valves to the collection, separation equipment, storage tanks, disposal wells, and pipelines located at the Grand Isle terminal facility on the GIGS Land, and includes the pipeline from such terminal facility to the interconnection point under the Interconnection Agreement, dated December 17, 2010, with ExxonMobil Pipeline Company (as such agreement may be amended or replaced from time to time).

“GIGS Assets” means Grand Isle LP’s 100% undivided interest in and to (a) the GIGS, (b) the GIGS Personal Property and (c) the GIGS Interconnection Agreements.

“GIGS Books and Records” means the following, to the extent in the Parent Group’s possession: all engineering drawings or plans of or covering the GIGS or any component thereof, site assessments and environmental reports regarding or covering the GIGS or any component thereof, and “as‑built” surveys of the pipelines and drawings of the GIGS, which have been provided to the Company in responding to its due diligence requests.

“GIGS Assumed Liabilities” means any and all Liabilities to the extent relating to, arising out of or resulting from the ownership or operation of the GIGS Assets prior to, on, and after the Closing, but expressly excluding any GIGS Retained Liabilities.

“GIGS Federal ROWs” means the federal Outer Continental Shelf pipeline rights‑of‑way referenced in Exhibit B.

“GIGS Improvements” means all of the improvements and fixtures owned by Grand Isle Corridor LP and used as part of the GIGS, including: any and all surface or subsurface pipelines; surface or subsurface machinery and equipment, line pipe, pipe connections, fittings, flanges, welds, other interconnections, and valves (including subsea tie‑in valves); control and monitoring equipment; cathodic or electrical protection units; by‑passes; regulators; drips; brine pumps, salt water disposal pumps, and oil pumps; salt water filter systems; treating, dehydration, separation, processing equipment; crude oil and produced water storage tanks; gas compressors; vapor recovery units and associated gas lines; towers and storage sheds; gas and electric fixtures; electrical generators, fuel tanks, switchgear, transformers, and switches; and motor control center, in each case that are downstream of the inlet flange to each pipeline pig launcher trap on oil platforms GI 22L, ST 54G, WD 73A, WD 30J, MC 268A, MC 397A, and SP 93A in the Gulf of Mexico to, and including, the Grand Isle terminal facility on the GIGS Land, including any of the foregoing described on the attached Exhibit B. The term “GIGS Improvements” includes all of the improvements and fixtures owned by Grand Isle Corridor LP and which are a part of the GIGS as described herein, regardless of whether they are included or properly described in Exhibit B.

“GIGS Interconnection Agreements” means any agreements to which Parent and any of its Affiliates are a party and pursuant to which the GIGS, or any component thereof, is interconnected to other facilities or assets.

“GIGS Land” means the approximately 16 acre parcel of land described on Exhibit B.

“GIGS Lease” means that certain Lease, dated as of June 30, 2015, by and between Grand Isle Corridor LP and Energy XXI GIGS Services, LLC, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“GIGS Louisiana ROW” means any right‑of‑way granted by the State of Louisiana included in the GIGS Right of Use Agreements, as specified in Exhibit B.

“GIGS Personal Property” means, to the extent owned by Parent or its Subsidiaries (a) the monitoring equipment located in or on the GIGS, (b) the computer hardware and software used in respect of the GIGS, (c) the wires and other connectors between such computer hardware and such monitoring equipment, (d) all office furnishings, computers and associated hardware located at the Grand Isle terminal facility, (e) spare parts and stores for the GIGS, and (f) the GIGS Books and Records, all as of the date of this Agreement.

“GIGS Release” means that certain Settlement and Mutual Release Agreement to be entered into by and among Parent, Grand Isle LP and each of the Cox Entities at or prior to the Closing in the form attached hereto as Exhibit E.

“GIGS Retained Liabilities” means those Liabilities relating to, arising out of or resulting from (i) any income, franchise and similar Taxes of the Parent Group or their Affiliates and (ii) any Asset Taxes allocable to any taxable period before or ending on (and including) the Closing Date (determined in accordance with Section 6.07(a)). Notwithstanding the foregoing, CORR shall not retain any liabilities for any Asset Taxes resulting from any of the Cox Entities or their respective Affiliates’ failure, if any, to pay Taxes related to the GIGS Assets as required pursuant to the terms of the GIGS Lease.

“GIGS Right of Use Agreements” means the easements, servitudes, rights of way, and similar agreements and instruments listed in Exhibit B, including all of the Parent Group’s rights thereunder, which shall be assigned to Carlyle (or Carlyle’s designee pursuant to Section 2.02(b)(ii), as applicable) pursuant to the Assignment and Bill of Sale and the ROW Assignments.

“GIGS ROW Assignments” means (a) for each Federal ROW, a Form BSEE‑0149 executed by Carlyle (or Carlyle’s designee pursuant to Section 2.02(b)(ii), as applicable) and Grand Isle LP, and (b) for each Louisiana ROW, an Assignment of Right‑of‑Way executed and acknowledged at Closing by Carlyle and Grand Isle LP in the form attached hereto as a part of Exhibit B-2.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi‑judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Grand Isle GP” means Grand Isle GP, Inc., a Delaware corporation and the general partner of Grand Isle LP and a wholly owned Subsidiary of Parent (directly or indirectly).

“Grand Isle LP” means Grand Isle Corridor, LP, a Delaware limited partnership and a wholly owned Subsidiary of Parent (directly or indirectly).

“Grier CMH Units” is defined in the recitals hereto.

“Grier Members” means J. Grier, each family member of J. Grier and each trust maintained by J. Grier for the benefit of any such family member, in each case to the extent any of the foregoing own, beneficially and of record, any Equity Securities of the Company.

“Hazardous Materials” means any material, waste or other substance for which Liability or standards of conduct may be imposed pursuant to any Environmental Law, including Hydrocarbons, naturally occurring radioactive materials, asbestos, and polychlorinated biphenyls.

“Hydrocarbons” means, collectively, petroleum, oil, gas, coal seam gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products and byproducts refined, separated, settled and dehydrated therefrom and all products and byproducts refined therefrom, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, and natural gasoline.

“Indemnified Person” is defined in Section 7.06(a).

“Indemnifying Person” is defined in Section 7.06(a).

“Indemnity Claim” is defined in Section 7.06(a).

“Independent Accountant” is defined in Section 2.04(c)(iii).

“J. Grier” is defined in the preamble hereto.

“Knowledge” means, (a) with respect to Carlyle, the actual knowledge of Ferris Hussein, (b) with respect to the Company, the actual knowledge of J. Grier, Larry Alexander, Robert Waldron, Valerie Jackson, and Nestor Taura and (c) with respect to Parent, David Schulte, Jeffrey Fulmer, and Sean DeGon.

“Law” means any statute, law, rule or regulation, or any Order of any Governmental Entity.

“Liabilities” means all indebtedness, Proceedings, obligations, duties, warranties or liabilities, including strict liability, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liabilities, including as a result of diminution in value), regardless of whether any such indebtedness, claims, Proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

"Management Members" means those individuals who are employed by the Company Group and who become members of the Company contemporaneous with the Closing.

“MC 268 “A” Platform” means that certain platform located on Block 268, Mississippi Canyon Area, as shown on OCS Official Protraction Diagram NH 16‑10 at Latitude 28.652145, Longitude 89.786457, along with all buildings, vessels, tanks, motors, pumps, compressors and equipment, located thereon, if any.

“Multiemployer Plan” is defined in Section 4.14(f).

“No Recourse Party” is defined in Section 8.12(a).

“NYSE” means the New York Stock Exchange.

“Order” means all applicable writs, judgments, injunctions, decrees, and other official acts of or by any Governmental Entity.

“Parent” is defined in the preamble hereto.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.01 (Organization; Qualifications; Power), Section 5.02 (Authorization; Validity), Section 5.07 (Solvency; No Fraudulent Conveyance; No Bankruptcy) and Section 5.13 (Title to GIGS Assets).

“Parent Group” means, collectively, Parent and its Subsidiaries.

“Parent Indemnified Persons” is defined in Section 7.02.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the financial condition, business, assets or continuing results of operations of the Parent Group, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Parent Material Adverse Effect: (a) any changes in general economic conditions or securities, credit, financial or other capital markets conditions, (b) any changes or conditions affecting the oil and gas industry in general (including changes to commodity prices, general market prices and regulatory changes affecting the industry), (c) any weather‑related or other force majeure event (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (d) pandemics, epidemics, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber‑attack, and any escalation or general worsening of any of the foregoing, (e) Effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement or the Transaction Documents, the transactions contemplated hereby or thereby or the terms hereof or thereof or the consummation of the transactions contemplated hereby or thereby, including the impact thereof on the relationships of the Parent Group with customers, suppliers, partners, employees or Governmental Entities; (f) any action taken or failure to take action that was requested in writing by the Company and Carlyle in accordance with the terms of this Agreement, (g) changes in applicable Law or government policy or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, or (h) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position.

“Parent SEC Report” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, filed by Parent with, or furnished by Parent to, the SEC under the Exchange Act or the Securities Act, since January 1, 2020.

“Party” or “Parties” is defined in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means all permits, licenses, sublicenses, certificates, approvals, consents, notices, waivers, variances, franchises, registrations, Orders, filings, accreditations or other similar authorizations required by any Law or Governmental Entity or granted by any Governmental Entity.

“Permitted Encumbrances” means, with respect to Encumbrances of a member of the Company Group or a member of the Parent Group, as applicable:

(a)          any Encumbrance for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, so long as such proceedings shall not involve any material risk of the sale, forfeiture or loss of any of the property in question, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of property, diligently conducted, and for which adequate reserves have been established in accordance with GAAP;

(b)          any statutory Encumbrance arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet delinquent (including mechanics’, materialmen’s, warehousemen’s, repairmen’s, landlord’s, and other similar liens but excluding any Encumbrance imposed with respect to any Environmental Laws) or that is being contested in good faith by appropriate proceedings, so long as such proceedings shall not involve any material risk of the sale, forfeiture or loss of any of the property, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of property, diligently conducted, and for which adequate reserves have been established in accordance with GAAP;

(c)          in the case of real property, (i) any imperfection of title or other Encumbrance that individually or, in the aggregate with all other Encumbrances affecting the applicable real property in question that (x) does not materially and adversely interfere or affect the ownership, operation, use or value of the affected property (or assets associated with such affected property), as such affected property is owned, operated or used on the date of this Agreement and (y) are of a nature that would be reasonably acceptable to a prudent operator of such affected property (or assets associated with such affected property), (ii) any easement, Right of Way, servitude, Permit, surface lease and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railway and other easements and rights of way, on, over or in respect of any of the properties or any restriction on access thereto that (A) does not materially and adversely interfere or affect the ownership, operation, use or value of the affected property (or assets associated with such affected property), as such affected property is owned, operated or used on the date of this Agreement and (B) are of a nature that would be reasonably acceptable to a prudent operator of such affected property (or assets associated with such affected property), (iii) restrictive covenants, building restrictions and zoning restrictions, or other restrictions affecting title to, or possession of, any real property that exist generally with respect to properties of a similar character in the jurisdiction in which the applicable real property is located that (A) do not materially and adversely interfere or affect the ownership, operation, use or value of the affected property (or assets associated with such affected property), as such affected property is owned, operated or used on the date of this Agreement and (B) are of a nature that would be reasonably acceptable to a prudent operator of such affected property (or assets associated with such affected property) and (iv) the rights of lessees and lessors of any real property pursuant to the terms and conditions of the applicable lease, sublease or license that (A) do not materially and adversely interfere or affect the ownership, operation, use or value of the affected property (or assets associated with such affected property), as such affected property is owned, operated or used on the date of this Agreement and (B) are of a nature that would be reasonably acceptable to a prudent operator of such affected property (or assets associated with such affected property);

(d)        the rights of a common owner of any interest in rights of way, Permits or easements held by (i) with respect to Encumbrances of the Company Group, any member of the Company Group, or (ii) with respect to Encumbrances of the Parent Group, the Parent Group and such common owner as tenants in common or through common ownership to the extent the foregoing (A) do not materially and adversely interfere or affect the ownership, operation, use or value of the affected property (or assets associated with such affected property), as such affected property is owned, operated or used on the date of this Agreement and (B) are of a nature that would be reasonably acceptable to a prudent operator of such affected property (or assets associated with such affected property);

(e)          solely with respect to Encumbrances of the Company Group, Encumbrances created by Parent or its successors and assigns or otherwise consented to by Parent in accordance with the terms of this Agreement;

(f)          solely with respect to Encumbrances of the Parent Group, Encumbrances created by Carlyle or its successors and assigns or otherwise consented to by Carlyle in accordance with the terms of this Agreement;

(g)          solely with respect to Encumbrances of the Company Group, any Encumbrance that is set forth on Schedule 1.01(b); and

(h)          solely with respect to Encumbrances of the Parent Group, any Encumbrance that is set forth on Schedule 1.01(c).

“Permitted Equity Encumbrances” means:

(a)       Encumbrances in favor of the holders of the Subject Units pursuant to the terms of the Governing Documents of the Company;

(b)          restrictions on sales of securities under generally applicable securities Laws;

(c)          Encumbrances created by Parent or any other member of the Parent Group or its respective successors or assigns;

(d)          Encumbrances securing the financing of the acquisition of the Subject Units by the Parent;

(e)          Encumbrances affecting Equity Securities which are terminated and released at or prior to Closing; and

(g)          Encumbrances granted in connection with the Existing Credit Facility.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Post‑Closing Adjustment” is defined in Section 2.04(b)(ii).

“Principal Officers” is defined in Section 5.09(c).

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including cash, securities, accounts, contact rights and Equity Securities or other ownership interest of any Person).

“REIT” is defined in Section 5.15(h).

“Release” means the presence, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration, movement or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

“Representatives” of any Person means the officers, directors, managers, employees, independent contractors, consultants, advisors, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Sanctioned Country” is defined in Section 4.25.

“Sanctions” is defined in Section 4.25.

“Sarbanes‑Oxley Act” means the Sarbanes‑Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” means, with respect to any Party, that (i) the present fair value of the consolidated assets of such Party exceeds its consolidated Liabilities; (ii) the present fair salable value of the consolidated assets of such Party exceeds its consolidated Liabilities; (iii) such Party, on a consolidated basis, is a going concern and has sufficient capital to ensure that it will continue to be a going concern in light of the nature of the particular business or businesses conducted or to be conducted, and based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by such Party following the Closing as reflected in projected financial statements and in light of anticipated credit capacity; and (iv) such Party, on a consolidated basis, will have sufficient assets and cash flow to pay its Liabilities as those Liabilities mature or otherwise become payable, in light of the business conducted or anticipated to be conducted by such Party as reflected in projected financial statements and in light of anticipated credit capacity. For purposes of this definition, the amount of any Liability that is contingent on the occurrence or existence of certain facts or circumstances at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability (irrespective of whether such contingent Liabilities meet the criteria for accrual under GAAP).

“Statement of Objections” is defined in Section 2.04(c)(ii).

“Subject Units” is defined in the recitals hereto.

“Subsidiaries” of any Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Target Working Capital” is defined in Section 2.04(a)(ii).

“Tax” means any federal, state, local or foreign taxes, assessments, fees, imposts, levies, duties and other governmental charges of a similar nature, including any income, gross receipts, payroll, employment, excise, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, transfer, value added, alternative or add‑on minimum taxes, and any interest, penalties or additions with respect to any of the foregoing.

“Tax Returns” means all returns, declarations, reports, elections, notices, claims for refund and information returns and statements filed or required to be filed with any Taxing Authority with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity charged with the administration, collection or imposition of such Tax.

“Third A&R CMH LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company to be entered into by and among, inter alia, the Company, Parent and the Grier Members at the Closing in the form attached hereto as Exhibit F.

“Third‑Party Claim” is defined in Section 7.06(a).

“Transaction Documents” means, collectively, each contract or agreement required to be entered into by and among the Parties or their respective Affiliates in accordance with the terms of this Agreement, including the Third A&R CMH LLC Agreement, the GIGS Release, the Assignment and Bill of Sale, the Assignment and Assumption Agreement, and the Crimson Gulf Side Letter.

“Transfer Tax” is defined in Section 6.07(e).

“Treasury Regulations” means the regulations promulgated under the Code.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

ARTICLE II
PURCHASE AND SALE OF SUBJECT UNITS

Section 2.01       Purchase and Sale of Subject Units. Subject to and upon the terms and conditions of this Agreement, at the Closing, Carlyle shall sell, assign, transfer and deliver to Parent, and Parent shall purchase, accept and assume from Carlyle, the Subject Units, free and clear of all Encumbrances, except for Permitted Equity Encumbrances.

Section 2.02         Consideration.

(a)         The aggregate consideration to be paid or delivered, as applicable, to Carlyle, in exchange for (x) the sale of the Subject Units and (y) the assumption of the GIGS Assumed Liabilities shall consist of (i) an amount of cash equal to $67,000,000 (the “Cash Amount”), which shall be payable in accordance with this Section 2.02, and (ii) all of Parent’s direct and indirect rights, title and interest in and to the GIGS Assets, which shall be assigned, transferred and conveyed to Carlyle at the Closing free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)          Subject to the other terms of this Agreement, at the Closing:

(i)         Parent shall pay or cause to be paid to Carlyle, in cash by wire transfer of immediately available funds, to the account(s) designated by Carlyle in writing prior to the Closing, the Cash Amount;

(ii)         Parent shall cause Grand Isle LP to assign, transfer and convey (or cause to be assigned, transferred and conveyed) the GIGS Assets to Carlyle or an Affiliate thereof as designated by Carlyle to Parent in writing on or prior to the Closing;

(iii)         Carlyle shall assign, transfer and convey the Subject Units to Parent; and

(iv)       Carlyle or Carlyle’s designee pursuant to Section 2.02(b)(ii), as applicable, shall accept, assume and agree to perform, discharge and fulfill the GIGS Assumed Liabilities (and no other Liabilities).

(c)         From and after the Closing, the GIGS Assumed Liabilities shall be the sole responsibility of Carlyle. Notwithstanding any provision in this Agreement to the contrary, Carlyle shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of the Parent Group or any of their respective Affiliates of any kind or nature whatsoever related to the GIGS Assets other than the GIGS Assumed Liabilities.

Section 2.03          Closing and Closing Deliverables.

(a)          Closing. Upon the terms and subject to the conditions hereof, the consummation of the transactions referred to in Section 2.01 (the “Closing”) shall take place on the date hereof (the “Closing Date”) via an electronic exchange of documents and signatures at such time as mutually agreed between Carlyle and Parent.

(b)          Deliverables of Carlyle at the Closing. At the Closing, Carlyle shall deliver or cause to be delivered to Parent:

(i)         a counterpart to the Assignment and Assumption Agreement, duly executed by an authorized representative of Carlyle;

(ii)        a counterpart to the Assignment and Bill of Sale, duly executed by an authorized representative of Carlyle or Carlyle’s designee pursuant to Section 2.02(b)(ii), as applicable;

(iii)         a counterpart to each of the GIGS ROW Assignments, duly executed by an authorized representative of Carlyle or Carlyle’s designee pursuant to Section 2.02(b)(ii), as applicable;

(iv)        duly executed letters of resignation or evidence of removal, effective as of the Closing, of the Carlyle Resigning Managers; and

(v)          a certificate pursuant to Treasury Regulations Section 1.1445‑2(b) that Carlyle (or its regarded owner, if Carlyle is disregarded as separate from its owner for U.S. federal income tax purposes) is not a foreign person within the meaning of Section 1445 of the Code duly executed by Carlyle.

(c)          Deliverables of Parent at the Closing. At the Closing, Parent shall deliver or cause to be delivered:

(i)           to Carlyle, the Cash Amount, which shall be payable pursuant to Section 2.02(b)(i);

(ii)      to Carlyle, a counterpart to the Assignment and Assumption Agreement, duly executed by an authorized representative of Parent;

(iii)        to Carlyle, a counterpart to the Assignment and Bill of Sale, duly executed by an authorized representative of Grand Isle GP in its capacity as the general partner of Grand Isle LP;

(iv)       to Carlyle and J. Grier, a counterpart to the Crimson Gulf Side Letter, duly executed by an authorized representative of Parent;

(v)          to Carlyle, a counterpart to the GIGS Release, duly executed by an authorized representative of Parent on behalf of Parent and each of its Affiliates;

(vi)         to Carlyle, a counterpart to each of the GIGS ROW Assignments, duly executed by an authorized representative of Grand Isle GP in its capacity as the general partner of Grand Isle LP;

(vii)        to Carlyle, a certificate pursuant to Treasury Regulations Section 1.1445‑2(b) that Parent (and any other member of the Parent Group that transfers any GIGS Assets pursuant to this Agreement) is not a foreign person within the meaning of Section 1445 of the Code duly executed by Parent (or such other member of the Parent Group);

(viii)       to J. Grier, a counterpart to the Third A&R CMH LLC Agreement, duly executed by an authorized representative of Parent, with accompanying resolutions executed by the two managers of CMH appointed by Parent; and

(ix)          to Carlyle and J. Grier, evidence that the CORR R&W Insurance Policy is in full force and effect.

(d)          Deliverables of the Company at the Closing. At the Closing, the Company shall deliver or cause to be delivered:

(i)          to Parent and J. Grier, a counterpart to the Third A&R CMH LLC Agreement, duly executed by an authorized representative of the Company; and

(ii)          to Parent, the Estimated Closing Working Capital Statement.

(e)          Deliverables of J. Grier at the Closing. At the Closing, J. Grier shall deliver or cause to be delivered:

(i)           to Parent and the Company, a counterpart to the Third A&R CMH LLC Agreement, duly executed by each of the Grier Members and each of the Management Members, with accompanying resolutions executed by the two managers of CMH appointed by the Grier Members.

(f)          Joint Deliverables of J. Grier and Carlyle at the Closing. At the Closing, J. Grier and Carlyle shall cause to be delivered to Parent a counterpart to the Crimson Gulf Side Letter, duly executed by an authorized representative of Crimson Gulf.

Section 2.04          Purchase Price Adjustment.

(a)          Closing Adjustment.

(i)          At Closing, the Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)          The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $8,990,000 (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Cash Amount shall be increased by 49.5% of the amount of the Closing Adjustment and the number of Class A‑1 Units of the Company to be issued to the Grier Members pursuant to Section 3.1(b)(i) of the Third A&R CMH LLC Agreement and to the Management Members pursuant to Section 3.1(b)(ii) of the Third A&R CMH LLC Agreement (as defined therein) shall be increased based on the calculation set forth on Schedule 2.04(a). If the Closing Adjustment is a negative number, the Cash Amount shall be reduced by 49.5% of the amount of the Closing Adjustment and the number of Class A‑1 Units of the Company to be issued to the Grier Members pursuant to Section 3.1(b)(i) of the Third A&R CMH LLC Agreement and to the Management Members pursuant to Section 3.1(b)(ii) of the Third A&R CMH LLC Agreement (as defined therein) shall be reduced based on the calculation set forth on Schedule 2.04(a).

(b)          Post‑Closing Adjustment.

(i)          Within 90 days after the Closing Date, Parent shall prepare and deliver to Carlyle and J. Grier a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)         The post‑closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post‑Closing Adjustment”). If the Post‑Closing Adjustment is a positive number, Parent shall pay to Carlyle an amount equal to 49.5% of the Post‑Closing Adjustment and shall increase the number of Class

A‑1 Units of the Company issued to the Grier Members pursuant to Section 3.1(b)(i) of the Third A&R CMH LLC Agreement and to the Management Members pursuant to Section 3.1(b)(ii) of the Third A&R CMH LLC Agreement (as defined therein) based on the calculation set forth on Schedule 2.04(b). If the Post‑Closing Adjustment is a negative number, Carlyle shall pay to Parent an amount equal to 49.5% of the Post‑Closing Adjustment and the number of Class A‑1 Units of the Company to be issued to the Grier Members pursuant to Section 3.1(b)(i) of the Third A&R CMH LLC Agreement and to the Management Members pursuant to Section 3.1(b)(ii) of the Third A&R CMH LLC Agreement (as defined therein) shall be reduced based on the calculation set forth on Schedule 2.04(b).

(c)          Examination and Review.

(i)         After receipt of the Closing Working Capital Statement, Carlyle and J. Grier shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Carlyle and J. Grier and their accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Parent and Parent’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Working Capital Statement as Carlyle and J. Grier may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Company.

(ii)         On or prior to the last day of the Review Period, Carlyle and J. Grier may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth Carlyle and J. Grier’s objections in reasonable detail, indicating each disputed item or amount and the basis for Carlyle and J. Grier’s disagreement therewith (the “Statement of Objections”). If Carlyle and J. Grier fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post‑Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Carlyle and J. Grier. If Carlyle and J. Grier deliver the Statement of Objections before the expiration of the Review Period, Carlyle, J. Grier and Parent shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post‑Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Carlyle, J. Grier and Parent, shall be final and binding.

(iii)        If Carlyle, J. Grier and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants other than Carlyle’s audit firm or Parent’s audit firm (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post‑Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)       Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be paid by Carlyle and J. Grier, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Carlyle and J. Grier or Parent, respectively, bears to the aggregate amount actually contested by Carlyle and J. Grier and Parent.

(v)         The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post‑Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)       Except as otherwise provided herein, any payment of the Post‑Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account (or issued to J. Grier and the Management Members in the case of the issuance of Class A‑1 Units) as is directed by Carlyle and J. Grier or Parent, as the case may be. The amount of any Post‑Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 6%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(d)        Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CARLYLE

Carlyle represents and warrants to Parent as of the Closing that:

Section 3.01         Organization. Carlyle is a limited liability company duly formed, validly existing, and in good standing under the Laws of Delaware and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

Section 3.02         Authorization; Validity. This Agreement and each Transaction Document to which Carlyle is or will be a party and the performance by Carlyle of its obligations pursuant to this Agreement and such Transaction Documents has been duly authorized and approved by all necessary limited liability company action on behalf of Carlyle. This Agreement and each Transaction Document to which Carlyle is or will be a party has been or will be duly authorized, executed and delivered by Carlyle and (assuming the due authorization, execution and delivery by each other party thereto) constitutes the legal, valid and binding obligation of Carlyle, enforceable against Carlyle in accordance with its respective terms, except to the extent limited by

(a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general application related to the enforcement of creditors’ rights generally and (b) general principles of equity, except that enforcement of rights to indemnification and contribution contained herein or therein may be limited by applicable federal or state Laws or the public policy underlying such Laws, regardless of whether enforcement is considered in a Proceeding in equity or at law.

Section 3.03      No Conflict; No Violation. The execution and delivery by Carlyle of this Agreement and the Transaction Documents to which Carlyle is, or will be, a party, and performance of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby, including the sale and delivery by Carlyle of the Subject Units, will not (a) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time, or both, would constitute) a default under the Governing Documents of Carlyle, (b) result in a violation of any Law or (c) conflict with, violate, result in a breach of, or constitute (or, with due notice or lapse of time, or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other financing or debt instrument to which Carlyle is a party or by which any of its properties or assets is bound, except (x) in the case of clause (a), such matters as would not reasonably be expected to prevent, delay, make illegal or otherwise interfere with the ability of Carlyle to consummate the transactions contemplated hereby and (y) in the case of clauses (b) and (c), such matters as would not have a Carlyle Material Adverse Effect.

Section 3.04         Consents and Approvals. No registration or filing with, or consent, approval, notification, waiver or other action by, any Governmental Entity or any third party is or will be necessary for Carlyle’s valid execution, delivery and performance of this Agreement or the Transaction Documents to which it is or will be a party, or the transactions contemplated hereby and thereby, including the sale and delivery of the Subject Units to Parent, including any consent or approval of the CPUC, other than those which (a) have previously been obtained or made, or (b) are required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange.

Section 3.05         Title to the Subject Units. Carlyle has record and beneficial title to the Subject Units, free and clear of any and all Encumbrances, except for Permitted Equity Encumbrances. Upon the Closing (should the Closing occur), Parent will acquire record and beneficial title to all of the Subject Units, free and clear of any Encumbrances, except for Permitted Equity Encumbrances. Carlyle owns no units in the Company other than the Subject Units and is not a party to (a) any Equity Security Equivalent or other contract, agreement or other instrument (other than this Agreement) that could require Carlyle to sell, transfer, or otherwise dispose of any of the Subject Units or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Security of the Company, in each case, other than this Agreement or the Governing Documents of the Company.

Section 3.06         Brokers. Except for The Bank of Nova Scotia and Royal Bank of Canada, the fees and expenses of which will be paid by Carlyle at or prior to the Closing, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other

Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Carlyle or any of its Affiliates.

Section 3.07         Litigation. There are no Proceedings pending against Carlyle or, to the Knowledge of Carlyle, threatened against Carlyle that, individually or in the aggregate, have had or would reasonably be expected to have a Carlyle Material Adverse Effect. There is no Order of any Governmental Entity outstanding against Carlyle or any of its assets and properties that would, individually or in the aggregate, reasonably be expected to have a Carlyle Material Adverse Effect or prevent the execution, delivery and performance of this agreement or the transaction documents to which Carlyle is or will be a party, or the transactions contemplated hereby or thereby.

Section 3.08        No Other Representations and Warranties. Except as expressly set forth in this Article III (including the related Schedules), (a) neither Carlyle nor any other Person has made or makes any other representation or warranty on behalf of Carlyle, whether written or oral, express or implied, and any such other representation or warranty is hereby expressly disclaimed and (b) Carlyle disclaims all Liability and responsibility for any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Parent Group or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Parent Group by any director, officer, employee, agent, consultant, or Representative of Carlyle, J. Grier and/or the Company Group). Without limiting the generality of the foregoing, neither Carlyle nor any other Person makes any representation or warranty on behalf of Carlyle with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of the foregoing) of the Crimson CA Business, it being understood that the Company Group is not disclaiming any representation and warranties set forth in this Agreement which may be deemed to impact future revenues, results of operations, cash flows or financial condition (or any component of the foregoing) of the business of the Company Group.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as of the Closing that:

Section 4.01          Organization; Qualifications; Power.

(a)          Each member of the Company Group is a limited liability company, limited partnership or corporation, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and is duly licensed or qualified to transact business as a foreign limited liability company or foreign limited partnership, as applicable, and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. Each member of the Company Group has full limited liability company or limited partnership power and authority, as applicable, to own and hold its properties and to carry on its business as now conducted, and the Company has full limited liability company power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which the Company is a party in accordance herewith and therewith.

(b)         As of the date hereof, the Company has made available to Parent true and correct copies of the Governing Documents of each member of the Company Group and all amendments thereto.

Section 4.02        Authorization; Validity.This Agreement and each Transaction Document to which the Company is or will be a party and the performance by the Company of its obligations pursuant to this Agreement and such Transaction Documents has been duly authorized and approved by all necessary limited liability company action on behalf of the Company. This Agreement and each Transaction Document to which the Company is or will be a party has been or will be duly authorized, executed and delivered by or on behalf of the Company and (assuming the due authorization, execution and delivery by each other party thereto) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general application related to the enforcement of creditors’ rights generally and (b) general principles of equity, except that enforcement of rights to indemnification and contribution contained herein or therein may be limited by applicable federal or state Laws or the public policy underlying such Laws, regardless of whether enforcement is considered in a Proceeding in equity or at law.

Section 4.03        No Conflict; No Violation. Except as set forth on Schedule 4.03, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party, and performance of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby, will not (a) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time, or both, would constitute) a default under the Governing Documents of any member of the Company Group, (b) result in a violation of any Law, (c) conflict with, violate, result in a breach of, or constitute (or, with due notice or lapse of time, or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other financing or debt instrument to which any member of the Company Group is a party or by which any of their respective properties or assets is bound or (d) result in the creation or imposition of any Encumbrance upon any member of the Company Group or any of its respective properties or assets.

Section 4.04         Consents and Approvals. Except for those registrations, filings, consents, approvals, notifications, waivers, or other actions set forth on Schedule 4.04, each of which have been obtained as of the date hereof or will be obtained on or prior to the Closing Date, no registration or filing with, or consent, approval, notification, waiver or other action by, any Governmental Entity or any third party is or will be necessary for the Company’s valid execution, delivery and performance of this Agreement or the Transaction Documents to which the Company is a party or the transactions contemplated hereby and thereby, other than those which (a) have previously been obtained or made or (b) are required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange. Except as set forth in the Governing Documents of the members of the Company Group, there are no rights of first refusal, rights of first negotiation, preferential purchase rights or similar rights in favor of third parties that are triggered by the transactions contemplated hereby or the Transaction Documents to which the Company is a party.

Section 4.05         Securities of the Company; Subsidiaries.

(a)          Schedule 4.05(a) sets forth the number of issued and outstanding Equity Securities and Equity Security Equivalents of each member of the Company Group and the record and beneficial owners thereof as of the date of this Agreement. Except as set forth on Schedule 4.05(a), no member of the Company Group has outstanding any Equity Securities or Equity Securities Equivalents, nor does it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, Equity Securities or Equity Securities Equivalents.

(b)         Except for the Third A&R LLC Agreement or as set forth on Schedule 4.05(b), there are no voting trusts or agreements, pledge agreements, buy‑sell agreements, rights of first refusal, preemptive rights or other similar rights or proxies relating to any of the Company’s Equity Securities, or agreements relating to the issuance, sale, redemption, transfer or other disposition of the Company’s Equity Securities.

(c)         Each Subsidiary of the Company is set forth on Schedule 4.05(c). All of the outstanding Equity Securities in each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, and are owned, directly or indirectly, by the Company free and clear of all Encumbrances other than Permitted Equity Encumbrances. Except for its ownership of Equity Securities of its Subsidiaries, the Company does not own, directly or indirectly, any Equity Securities of any Person.

Section 4.06          Company Financial Statements.

(a)         The unaudited balance sheet of Crimson Midstream Operating, LLC and its Subsidiaries as of September 30, 2020, the audited balance sheet of Crimson Midstream Operating, LLC and its Subsidiaries as of December 31, 2019 and as of December 31, 2018, and the related statements of income or operations and cash flows relating thereto, in each case, as set forth on Schedule 4.06 (collectively, the “Company Financial Statements”), have been prepared in accordance with GAAP and present fairly the financial condition and results of operations of Crimson Midstream Operating, LLC and its Subsidiaries, as of the respective dates thereof and for the periods covered thereby, subject, in the case of the September 30, 2020 unaudited balance sheet, to normal year‑end audit adjustments and the absence of footnotes. The Company has no assets or liabilities and the Company has received no income or incurred any expenses since January 1, 2020 other than as a result of its ownership of Crimson Midstream Operating, LLC and its Subsidiaries and as reflected on the Company Financial Statements. Except for (i) obligations arising under this Agreement or the Third A&R LLC Agreement, (ii) as provided for in the Company Financial Statements, (iii) Liabilities (other than Liabilities reflected in Working Capital) incurred after September 30, 2020 in the ordinary course of business and totaling less than $1,000,000 in the aggregate, or (iv) other Liabilities arising from or relating to the items set forth on Schedule 4.06, the Company Group is not subject to any material Liability.

(b)          There are no intercompany balances.

Section 4.07        Absence of Company Material Adverse Effect. Except for (a) the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby or thereby and (b) as set forth on Schedule 4.07, since June 30, 2018: (a) the Company Group has in all material respects conducted the business of the Company Group in the ordinary course of business consistent with past practice, (b) there has not been any change, event or development which, individually or together with other such events, would reasonably be expected to have a Company Material Adverse Effect, (c) none of the Company Group has suffered any material casualty, loss, theft, destruction or damage to its assets or properties, whether or not covered by insurance, and (d) except as set forth on Schedule 4.07 and as expressly contemplated by this Agreement and the Transaction Documents, no member of the Company Group has entered into, amended or terminated any agreement with any (x) member of the Company or (y) Affiliate of the Company Group or any of its officers (other than any transaction between the Company and a wholly owned Subsidiary of the Company or between two wholly owned Subsidiaries), or agreed to do any of the foregoing.

Section 4.08       Litigation; Compliance with Law; Permits. Except as set forth on Schedule 4.08, and except for those matters which are reasonably likely to result in a Liability to the Company Group of less than $150,000 in the aggregate, there is no (a) action, suit, claim, Proceeding or investigation pending or, to the Company’s Knowledge, threatened against any member of the Company Group or any of their respective properties, assets, officers, directors or managers (in their capacities as officers, directors or managers, as applicable), at law or in equity, or before or by any Governmental Entity, (b) arbitration proceeding pending or, to the Company’s Knowledge, threatened, against or affecting the Company Group or their respective properties or assets or (c) governmental inquiry pending or, to the Company’s Knowledge, threatened, against the Company Group or their respective properties or assets (including any inquiry as to the qualification of any member of the Company Group to hold or receive any Permit). No member of the Company Group has violated in any material manner or is in material non‑compliance with respect to any applicable Law. The applicable member of the Company Group (i) possesses all material Company Permits, (ii) does not have any reason to believe that any such Company Permit will not be renewed and (iii) has fulfilled and performed all of their respective obligations with respect to such Company Permits. All such Company Permits are valid and in full force and effect and not subject to any pending or, to the Company’s Knowledge, threatened Proceeding that, if adversely determined, would reasonably be expected to result in modification, termination, revocation or failure to renew thereof in the ordinary course of business.

Section 4.09        Properties; Titles, Etc. Other than with respect to the Permitted Encumbrances and the matters set forth on Schedule 4.09:

(a)         Except as would not reasonably be expected to be material to the business of the Company Group, each member of the Company Group has, as applicable, good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its real and personal Properties, including, without limitation, the Company Midstream Properties, free and clear of all Encumbrances, except Permitted Encumbrances.

(b)          The Company Midstream Properties are covered by valid and subsisting deeds, leases, easements, rights of way, servitudes, permits, franchises, licenses and other instruments and agreements (collectively, “Company Rights of Way”) enforceable by the applicable member of the Company Group and their respective successors and assigns, except where any failure of the Company Midstream Properties to be so covered, individually or in the aggregate, does not (i) materially interfere with the ownership, use or conduct of business of any member of the Company Group as presently conducted or (ii) materially detract from the value or use of the portion of the Company Midstream Properties that is not covered.

(c)          The Company Rights of Way grant the applicable member of the Company Group the right to construct, operate, maintain, repair, and replace the applicable Company Midstream Properties in, over, under, or across the land(s) covered thereby in the same way that a reasonably prudent owner and operator would construct, operate, maintain, repair, and replace similar assets, and in the same way as the applicable members of the Company Group have constructed, operated, maintained and repaired the Company Midstream Properties as reflected in the Company Financial Statements, subject to Permitted Encumbrances; provided, however, (i) some of the Company Rights of Way granted to the members of the Company Group (or their predecessors in interest) by private parties and Governmental Entities are revocable at the right of the applicable grantor; and (ii) some of the Company Rights of Way cover land(s) that are subject to Encumbrances granted by the owner of the underlying real estate in favor of third parties that have not been subordinated to the Company Rights of Way, none of which obligations secured by such Encumbrances are, to Company’s Knowledge, in default and, to Company’s Knowledge, none of such third parties have asserted any rights or claims under or with respect to such Encumbrances; provided, further, that none of the matters described in clauses (i) and (ii) above, individually or in the aggregate, (x) materially interfere with the ownership, use or conduct of business of any member of the Company Group as presently conducted, or (y) materially detract from the value or use of the portion of the Company Midstream Properties that is not covered.

(d)        No eminent domain proceeding or taking has been commenced or, to the Company’s Knowledge, is contemplated with respect to all or any portion of the Company Midstream Properties, except for that which, individually or in the aggregate, does not (i) materially interfere with the ownership, use or conduct of business of any member of the Company Group as presently conducted, or (ii) materially detract from the value or use of the portion of the Company Midstream Properties subject to eminent domain or taking.

(e)       To the Company’s Knowledge, all Company Rights of Way and deeds, real property leases, or other instruments (collectively, “Company Deeds”) necessary for the conduct of business of the Company Group are valid and subsisting, in full force and effect, and there exists no breach, default or event or circumstance that, with the giving of notice or the passage of time, or both, would give rise to a default under any such Company Rights of Way and Company Deeds. All Company Midstream Properties are located within the areas permitted under Company Rights of Way or on lands owned by the Company Group pursuant to or covered by good, valid and binding Company Deeds in favor of the Company or any other applicable member of the Company Group.

(f)          No portion of the Company Midstream Properties has, since June 30, 2018, suffered any damage by fire or other casualty loss except that which has heretofore been repaired or replaced in all material respects, or any such loss with respect to which the Company Group has recovered the full fair market value amount of such loss from insurance proceeds.

(g)         Each member of the Company Group owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and to the Company’s Knowledge the use thereof by the Company Group does not infringe upon the rights of any other Person.

Section 4.10        Insurance. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company Group and its properties, the business of the Company Group and projects against such losses and risks, and in such amounts, on both a per occurrence and an aggregate basis, as are reasonably adequate for companies engaged in similar businesses and owning similar properties in localities where any member of the Company Group operates. The Company has not received any written notice or communication that (other than ordinary course payment of premiums or increases to premiums) any material expenditures are required to be made in order to continue such insurance, and to the Company’s Knowledge, no material expenditures are pending. There are no pending claims under any of the Company’s insurance policies as to which any insurance company is denying liability or defending under a reservation of rights clause. The Company has not been notified in writing that any insurer intends to cancel or invalidate any such policies, and to the Company’s Knowledge no cancelation or invalidation is pending, or that the Company will not be able to renew its existing insurance coverage as and when such coverage expires. Schedule 4.10 sets forth (a) a list of each insurance policy (specifying the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium) maintained by the Company relating to its properties, assets, the business of the Company Group or personnel, excluding Company Benefit Plans, and (b) a list of any pending or open claims under any insurance policy maintained by the Company.

Section 4.11          Taxes. Except as set forth on Schedule 4.11:

(a)          Each member of the Company Group has duly and timely filed all Tax Returns required by applicable Law to be filed by or with respect to such member of the Company Group. All such Tax Returns are true, correct and complete in all material respects.

(b)          All Taxes that are due and owing by the Company Group have been duly and timely paid in full (regardless of whether shown on any Tax Return).

(c)          No deficiencies for Taxes with respect to any member of the Company Group have been claimed, proposed or assessed in writing by any Taxing Authority.

(d)          There is no Proceeding pending or, to the Company’s Knowledge, threatened in writing against, or with respect to, any member of the Company Group in respect of any Tax or Tax assessment.

(e)          No written claim has been made by any Taxing Authority in any jurisdiction where a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be required to file any Tax Return or subject to any Tax in such jurisdiction.

(f)          There is no material outstanding waiver or extension of (or requests for a waiver or extension of) any applicable statute of limitations with respect to any Taxes or Tax Returns of any member of the Company Group.

(g)         No member of the Company Group (i) is a party to, is otherwise bound by or has any obligation under, any Tax sharing agreement, Tax allocation agreement, or similar agreement or arrangement (other than customary indemnification provisions in commercial agreements entered into in the ordinary course of business the principal subject matter of which is not Taxes), (ii) has been a party to any “listed transaction” with the meaning of Treasury Regulations Section 1.6011‑4(b)(2) or any similar provision of state, local or foreign Law, or (iii) has ever entered into any closing or similar agreement with respect to Taxes or received or requested a private letter ruling (or comparable ruling of any Taxing Authority).

(h)        No member of the Company Group has any Liability for the Taxes of any Person by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502‑6 or any analogous or similar provision of Law, or otherwise.

(i)          Each member of the Company Group has duly and timely withheld and paid to the appropriate Taxing Authority all Taxes required to be withheld (including, for the avoidance of doubt, Taxes payable as a result of any contemplated bonus payments listed on Schedule 4.14(i) or any other payment in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party).

(j)        There are no Encumbrances for Taxes on any of the properties or assets of the Company Group other than Permitted Encumbrances.

(k)         Other than Crimson Midstream I Corporation, each member of the Company Group is, and at all times since its formation has been, properly treated as an entity disregarded as separate from its owner or as a partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code) for U.S. federal (and relevant state and local) income Tax purposes.

(l)          No member of the Company Group will be required to include any item of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the date hereof, including as a result of (i) any change in method of accounting for a taxable period ending on or prior to the date hereof, including by reason of application of Section 481 of the Code (or an analogous provision of state, local or foreign Law), (ii) any installment sale or open transaction disposition made on or prior to the date hereof, or (iii) any prepaid amount received on or prior to the date hereof.

(m)        Each member of the Company Group that is treated as a partnership for U.S. federal income tax purposes (i) had a valid election in effect under Section 754 of the Code (and any corresponding provision of state or local law) for each taxable period for which such election was relevant and (ii) has not revoked any such election.

(n)          For purposes of this Section 4.11, any reference to a member of the Company Group shall be deemed to include any Person that merged with or was liquidated or converted into such member of the Company.

Section 4.12         Company Material Contracts. Schedule 4.12 contains a complete list, as of the date of this Agreement, of all the Company Material Contracts of each member of the Company Group and copies (including all amendments thereto) of all such Company Material Contracts have been made available to Parent. All such Company Material Contracts are in full force and effect, and no member of the Company Group is in breach under any Company Material Contract nor has any member of the Company Group received, as of the date of this Agreement, any written notice of breach or any event that with notice or lapse of time, or both, would constitute a breach under a Company Material Contract by a member of the Company Group, and, to the Company’s Knowledge, no other Person that is party to a Company Material Contract is in breach under any Material Contract, in each case, in a manner that, individually or in the aggregate, would reasonably be expected to result in the imposition of damages or the loss of benefits in an amount or of a kind material to the Company Group taken as a whole.

Section 4.13       Transactions with Affiliates. Except as set forth on Schedule 4.13, no officer, director, manager, employee or holder of any Equity Securities of any member of the Company Group, including but not limited to the Grier Members (or any member of the immediate family of any such Person), or any of their respective Affiliates, is a party to any transaction with any member of the Company Group, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person.

Section 4.14         Employee Benefit Plans.

(a)         Schedule 4.14(a) sets forth a complete list of each Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company Group which are maintained, sponsored, contributed to or required to be contributed to by the Company or any other member of the Company Group or under which the Company or any other member of the Company Group has, or would reasonably expect to have, any obligation or liability, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock‑based compensation plans, policies, programs, practices or arrangements. For purposes of this Section 4.14, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with any member of the Company Group, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(b)          With respect to each Company Benefit Plan, the Company has made available to Parent complete copies of (as applicable): (i) each Company Benefit Plan, including the current plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) the most recent summary plan descriptions, including any summary of modifications, (iii) the most recent annual reports (Form 5500 series) filed, (iv) the most recent actuarial report or other financial statement, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (vii) all non‑routine filings made with any Governmental Entities, including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(c)         Except as set forth on Schedule 4.14(c), within the prior six years, each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this representation is made have been timely made or, if not yet due, have been properly reflected in the Company Financial Statements.

(d)        Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, advisory or opinion letter as to its qualification, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. No event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any material Tax, fine, Encumbrance, penalty or other liability imposed by ERISA or the Code, and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Company Benefit Plan.

(e)         Neither the Company nor any ERISA Affiliate, to the Company’s Knowledge, has incurred any current or projected liability in respect of post‑employment or post‑retirement health, medical or life insurance coverage for current, former or retired employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(f)        No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and the Company has no liability (including an account of an ERISA Affiliate) with respect to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.

(g)        With respect to any Company Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened, (ii) to the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Entities are pending, or, to the Company’s Knowledge, threatened (including any routine requests for information from the PBGC).

(h)        Except as disclosed on Schedule 4.14(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any person to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.

(i)         No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Company Benefit Plan provides for the gross‑up of any Taxes imposed by Section 4999 of the Code. Schedule 4.14(i) sets forth a list of any severance, change of control, bonus or other similar payments to be paid by any member of Company Group to employees of the Company Group (including directors and officers of the Company Group) in connection with the transactions contemplated hereby.

(j)           Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any benefit or award thereunder has been maintained and operated in material compliance with Section 409A of the Code and the guidance thereunder.

(k)         No Company Benefit Plan provides compensation or benefits to any employee or service provider of the Company Group who resides or performs services primarily outside of the United States.

(l)          Except as set forth on Schedule 4.14(l), any Company Benefit Plan that is a “multiple employer plan” as defined in Section 210 of ERISA or Section 413 of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA is and has been established, maintained, funded, operated and administered in accordance with all Laws applicable to such plans or arrangements.

Section 4.15        Labor Relations. Except as set forth on Schedule 4.15, no member of the Company Group is party to any collective bargaining agreement, neutrality or recognition agreement or any other type of material agreement or material arrangement with a labor organization, trade union, works council or other worker representative body concerning wages, hours, working conditions, or the representation of employees. Except as set forth on Schedule 4.15, no member of the Company Group has engaged in any unfair labor practice that could result in any liability to the Company and there are no complaints against a member of the Company Group pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company Group. Except as disclosed in Schedule 4.15, there are no representation questions or arbitration proceedings, labor strikes, slowdowns or stoppages, grievances or other labor disputes pending or, to the Company’s Knowledge, threatened with respect to the employees of the Company Group, and no such events have occurred in the past five years, and no member of the Company Group has experienced any attempt by organized labor to cause the Company Group to comply with or conform to demands of organized labor relating to its employees. Except as disclosed in Schedule 4.15, the Company Group is as of the date hereof, and for the past five years has been, in material compliance with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health and plant closings (hereinafter collectively referred to as the “Employment Laws”) and no member of the Company Group is liable for the payment of Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws. During the past five years, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment Retraining Notification Act or any similar state or local mass layoff or plant closing Law) with respect to any member of the Company Group.

Section 4.16      Unauthorized Payments. No member of the Company Group or, to the Company’s Knowledge, any of their respective Representatives or equity holders has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, in contravention of applicable Law.

Section 4.17          Federal and State Regulation. Except as set forth on Schedule 4.17, as of the date of this Agreement, no portion of the Company Midstream Properties is subject to (a) regulation by the U.S. Federal Energy Regulatory Commission as an intrastate pipeline under the Natural Gas Policy Act of 1978, 15 U.S.C. Section 330, and the regulations promulgated thereunder, (b) regulation by the U.S. Federal Energy Regulatory Commission as a common carrier under the Interstate Commerce Act, as implemented by the U.S. Federal Energy Regulatory Commission pursuant to 49 U.S.C. Section 60502, and the regulations promulgated thereunder or (c) rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any federal, state or other local jurisdiction.

Section 4.18      Imbalances. Except for the Hydrocarbon imbalances reflected on Schedule 4.18, and normal and customary gathering and/or storage imbalances occurring after the date hereof, there do not exist any Hydrocarbon imbalances (a) under any Company Material Contract or (b) for which the Company Group has received a quantity of Hydrocarbons prior to the date of this Agreement for which the Company Group will have a duty to deliver an equivalent quantity of Hydrocarbons after the Closing. The Company Group has delivered all of the pipeline fill due to shippers.

Section 4.19        Maintenance of Properties. Except as set forth on Schedule 4.19, The offices, Company Midstream Properties, improvements, fixtures, equipment, and other Property owned, leased or used by each member of the Company Group in the conduct of its business are (a) being maintained and have been maintained in a state adequate to conduct operations as presently conducted in all material respects, (b) sufficient for the operation of the businesses of each member of the Company Group as currently conducted, and (c) in substantial conformity with all Company Permits relating thereto. Each member of the Company Group has maintained the Company Midstream Properties in a manner equivalent to a reasonable and prudent operator in the midstream pipeline industry in the location that the assets sit.

Section 4.20         Customers. Except as set forth on Schedule 4.20, no customer of the Company Group that generated revenue in excess of $3,000,000 in gross revenue during the three‑year period preceding the date of this Agreement (a) has ceased after June 30, 2018, or, to the Company’s Knowledge, intends to cease after the Closing, to use the Company Group’s services or to otherwise terminate or materially reduce its relationship with the Company Group, (b) has threatened in writing, or to the Company’s Knowledge, intends to commence litigation or any other dispute against the Company Group or (c) to the Company’s Knowledge, faces imminent insolvency or bankruptcy.

Section 4.21        Restrictions on Distributions. Except as set forth on Schedule 4.21 and in the Third A&R LLC Agreement, no member of the Company Group is a party to any contract, agreement or other arrangement pursuant to which such Company Group member is restricted or otherwise prohibited from declaring, setting aside, or paying any dividend or making any other distribution whether in cash or in‑kind.

Section 4.22          Environmental Matters. Except as set forth on Schedule 4.22:

(a)          Each member of the Company Group is and has been in material compliance with all Environmental Laws.

(b)        Each member of the Company Group has obtained, and been (and is) in material compliance with, all Environmental Permits required to own and operate the properties, assets and business of the Company Group. No Proceeding is pending or, to the Company’s Knowledge, threatened to modify or revoke any Environmental Permit required to own or operate the properties, assets and business of the Company Group.

(c)         No member of the Company Group has received any notice, report or other information regarding any actual or alleged violation of, or Liability under, any Environmental Law relating to any of its properties, assets or operations, in each case that has resulted, or is reasonably likely to result, in a Liability to the Company Group, not reflected on the most recent Company Financial Statement.

(d)         No member of the Company Group has Released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or exposed any Person to Hazardous Materials, or owned or operated any property or facility contaminated by Hazardous Materials in each case so as to result in any Liability of the Company Group under applicable Environmental Laws, not reflected on the most recent Company Financial Statement.

(e)        The Company Group has not assumed, undertaken or otherwise become subject to any Liability of any other Person, or provided an indemnity with respect to any Liability of any other Person, arising under any Environmental Law.

(f)        The Company Group has made available to Parent all material environmental audits, reports and assessments and other material environmental documents relating to the past or present business, operations or facilities of each member of the Company Group that are in the Company Group’s possession or reasonable control, in each case that have either (i) been prepared in the last five years or (ii) relate to any outstanding material Liability of the Company Group.

Section 4.23         Anti‑Corruption. The operations and activities of the Company Group and its Representatives are and have been conducted at all times in the past five years in compliance with, as applicable to the Company Group and its Representatives, Anti‑Corruption Legislation. The Company Group and its Representatives have not in the past five years offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage. No member of the Company Group or its Representatives has been notified in writing of and, to the Company’s Knowledge, there are no investigations or enforcement proceedings relating to breaches of Anti‑Corruption Legislation by the Company Group or its Representatives in the past five years.

Section 4.24        Anti‑Money Laundering. The operations and activities of the Company Group and its Representatives are and have been conducted at all times in compliance with, as applicable to the Company Group and its Representatives, the Anti‑Money Laundering Legislation. No Proceeding by or before any Governmental Entity involving the Company Group or its Representatives with respect to the Anti‑Money Laundering Legislation is pending or, to Company’s Knowledge, the subject of investigation or threatened.

Section 4.25        Compliance with Sanctions Requirements. The Company Group and its Representatives are not currently the target of, or otherwise subject to restrictions under, any sanctions administered or enforced by the United States, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State; the United Nations Security Council; Canada; the European Union; the United Kingdom; or other Governmental Entity with jurisdiction over the Parties (collectively, “Sanctions”). The Company Group and its Representatives are not located, organized or resident in a country or territory that is the subject or target of country‑ or territory‑wide Sanctions, including Crimea, Cuba, Iran, North Korea or Syria (each, a “Sanctioned Country”). In the past five years, the Company Group and its Representatives have not engaged in and are not now engaged in any dealings or transactions (a) with, or involving the interests or property of, any Person that, at the time of the dealing or transaction, was or is subject to restrictions imposed by any Sanctions or located, organized or resides in a Sanctioned Country or (b) that are otherwise prohibited by Sanctions.

Section 4.26         Brokers. Except for The Bank of Nova Scotia and Royal Bank of Canada, the fees and expenses of which will be paid by Carlyle at or prior to the Closing, no agent, broker, investment banker, finder, financial advisor or other person employed by any member of the Company Group is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement.

Section 4.27         Company Books and Records. The Company Books and Records have been maintained in accordance with usual and customary prudent business practices, and reflect all material information relating to the Crimson CA Business and the operation thereof.

Section 4.28       Solvency. The Company Group, taken as a whole, is Solvent, and will continue to be Solvent immediately following the consummation of the transactions contemplated by this Agreement.

Section 4.29        No Other Representations and Warranties. Except as expressly set forth in this Article IV (including the related Schedules), (a) neither the Company nor any other Person (including Carlyle and J. Grier) has made or makes any other representation or warranty on behalf of the Company Group, whether written or oral, express or implied, and any such other representation or warranty is hereby expressly disclaimed and (b) the Company Group disclaims all Liability and responsibility for any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Parent Group or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Parent Group by any director, officer, employee, agent, consultant, or Representative of Carlyle, J. Grier and/or the Company Group). Without limiting the generality of the foregoing, neither the Company Group nor any other Person makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of the foregoing) of the Crimson CA Business, it being understood that the Company Group is not disclaiming any representation and warranties set forth in this Agreement, including Section 4.06, which may be deemed to impact future revenues, results of operations, cash flows, diminution in value or financial condition (or any component of the foregoing) of the Crimson CA Business. For the avoidance of doubt, neither the Company Group nor any other Person makes any representation or warranty with respect to Crimson Gulf or the Crimson Gulf Business to the Parent Group or its Affiliates or Representatives.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARENT GROUP

Except as disclosed in any Parent SEC Report (excluding any disclosure contained in any such SEC Report under the heading “Risk Factors” or “Cautionary Note Regarding Forward‑Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)), Parent represents and warrants as of the Closing that:

Section 5.01          Organization; Qualifications; Power.

(a)        Each member of the Parent Group is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and is duly licensed or qualified to transact business as a foreign corporation, limited liability company or foreign limited partnership, as applicable, and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. Each member of the Parent Group has full corporate, limited liability company or limited partnership power and authority, as applicable, to own and hold its properties and to carry on its business as now conducted, and Parent has full corporate power and authority, respectively, to execute, deliver and perform this Agreement and the Transaction Documents to which Parent is a party in accordance herewith and therewith.

(b)        As of the date hereof, Parent has made available to Carlyle and J. Grier true and correct copies of the Parent Group’s Governing Documents and all amendments thereto.

Section 5.02         Authorization; Validity. This Agreement and each Transaction Document to which a member of the Parent Group is or will be a party and the performance by such member of the Parent Group of its obligations pursuant to this Agreement and such Transaction Documents has been duly authorized and approved by all necessary corporate, limited liability company or limited partnership, as applicable, action on behalf of such member of the Parent Group. This Agreement and each Transaction Document to which a member of the Parent Group is or will be a party has been or will be duly authorized, executed and delivered by or on behalf of such member of the Parent Group and (assuming the due authorization, execution and delivery by the other parties thereto) constitutes the legal, valid and binding obligation of such member of the Parent

Group, enforceable against such member of the Parent Group in accordance with its respective terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general application related to the enforcement of creditors’ rights generally and (b) general principles of equity, except that enforcement of rights to indemnification and contribution contained herein or therein may be limited by applicable federal or state Laws or the public policy underlying such Laws, regardless of whether enforcement is considered in a Proceeding in equity or at law.

Section 5.03        No Conflict; No Violation. Except as set forth on Schedule 5.03, the execution and delivery by applicable members of the Parent Group of this Agreement and the other Transaction Documents to which a member of the Parent Group is or will be a party, and performance of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby, will not (a) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time, or both, would constitute) a default under the Governing Documents of any member of the Parent Group, (b) result in a violation of any Law, (c) conflict with, violate, result in a breach of, or constitute (or, with due notice or lapse of time, or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other financing or debt instrument to which any member of the Parent Group is a party or by which any of their respective properties or assets is bound or (d) result in the creation or imposition of any Encumbrance upon any member of the Parent Group or any of its respective properties or assets.

Section 5.04        Consents and Approvals. Except as set forth on Schedule 5.04, each of which have been obtained as of the date hereof or will be obtained on or prior to the Closing Date, no registration or filing with, or consent, approval, notification, waiver or other action by, any Governmental Entity or any third party is or will be necessary for the applicable members of the Parent Group’s valid execution, delivery and performance of this Agreement or the Transaction Documents to which a member of the Parent Group is a party or the transactions contemplated hereby and thereby, other than those which (a) have previously been obtained or made or (b) are required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange.

Section 5.05         Brokers. Except as set forth on Schedule 5.05, the fees and expenses of which will be paid by Parent at or prior to the Closing, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 5.06          Litigation.

(a)          Except as set forth on Schedule 5.06(a), there are no Proceedings pending against any member of the Parent Group or, to the Knowledge of Parent, threatened against a member of the Parent Group that (i) relate to the GIGS Assets or, (ii) to the extent unrelated to the GIGS Assets, that individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. There is no Order of any Governmental Entity outstanding against any member of the Parent Group or any of its assets and properties (including the GIGS Assets) that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)         There are no Proceedings involving the Cox Entities or any of their respective Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, that relate to the GIGS Assets and are (i) pending or (ii) were pending at any time prior to the Closing and will not be dismissed with prejudice upon signing of the Transaction Documents. All Liabilities of the Cox Entities and their respective Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, to the extent related to the GIGS Assets or the GIGS Lease and attributable to the period prior to the Closing, will fully and forever release and discharge pursuant to the terms of the GIGS Release, other than the Environmental Indemnity (as defined in the GIGS Release).

Section 5.07          Solvency; No Fraudulent Conveyance; No Bankruptcy.

(a)          Immediately after the consummation of the transactions contemplated by this Agreement (including the payment in full of the Cash Amount and the assignment, transfer and conveyance of the GIGS Assets to Carlyle) and assuming the accuracy of the representation of the Company set forth in Section 4.28, the Parent Group, taken as a whole, will be Solvent, and will continue to be Solvent immediately following the consummation of such transactions.

(b)          There are no Bankruptcy Events pending against, being contemplated by or, to the Knowledge of Parent, threatened against any member of the Parent Group.

(c)          (i) The Subject Units and the assumption of the GIGS Assumed Liabilities together constitute reasonably equivalent value and fair consideration for the GIGS Assets (taken together with the Cash Amount), and (ii) neither Parent nor any of its Affiliates is transferring or causing to be transferred the GIGS Assets with any intent to hinder, delay or defraud any of creditors of any member of the Parent Group.

Section 5.08          Sufficiency of Funds. Parent has sufficient access to cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Amount and consummate the transactions contemplated by this Agreement.

Section 5.09          Parent Financial Statements; Parent SEC Reports.

(a)          Except as set forth on Schedule 5.09(a), since June 30, 2018, all Parent SEC Reports have been timely filed or furnished to the SEC in accordance with the Securities Act, the Exchange Act and the Sarbanes‑Oxley Act. All Parent SEC Reports (i) complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes‑Oxley Act, as the case may be, and the rules and regulations of the NYSE and (ii) as of their respective filing dates in the case of any Exchange Act reports and as of their respective effective dates in the case of any Securities Act filings, or if amended, supplemented or superseded, as finally amended, supplemented or superseded prior to the date of this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, no Parent SEC Report is the subject of ongoing

SEC review or investigation. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)          The historical consolidated financial statements of Parent included in the Parent SEC Reports as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal and immaterial year‑end audit adjustments).

(c)         Parent has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a‑15 and Rule 15d‑15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and its consolidated Subsidiaries required to be disclosed by Parent in the Parent SEC Reports under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer (the “Principal Officers”) to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the Parent SEC Reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Principal Officers have made all certifications required by the Sarbanes‑Oxley Act and the Exchange Act with respect to the Parent SEC Reports, and the statements contained in such certifications were complete and correct when made.

Section 5.10        Absence of Parent Material Adverse Effect. Except for (a) the execution and delivery of this Agreement and the other Transaction Documents to which a member of the Parent Group is a party and the consummation of the transactions contemplated hereby or thereby and (b) as set forth on Schedule 5.10, since June 30, 2018: (a) the Parent Group has in all material respects conducted the business of the Parent Group in the ordinary course of business consistent with past practice, (b) there has not been any change, event or development which, individually or together with other such events, would reasonably be expected to have a Parent Material Adverse Effect and (c) none of the Parent Group has suffered any material casualty, loss, theft, destruction or damage to its assets or properties, whether or not covered by insurance.

Section 5.11        Absence of Undisclosed Liabilities. No member of the Parent Group has any material Liability that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, which is not shown or provided for in the consolidated financial statements included in the Parent SEC Reports (including the notes thereto) other than Liabilities that have arisen in the ordinary course of business consistent with past practice, including Encumbrances for Taxes that are not yet due and payable, since June 30, 2018.

Section 5.12          GIGS Assets.

(a)          Exhibit B sets forth a description of each parcel of the GIGS Land. Parent has delivered to Carlyle (i) complete and correct copies of the deeds, acts of sale, and other instruments (as recorded) by which Grand Isle LP acquired the GIGS Land and GIGS Right of Use Agreements, and (ii) complete and correct copies of all title insurance policies, opinions, abstracts, and surveys in the Parent Group’s possession with respect to the GIGS Land. No member of the Parent Group nor, to the Knowledge of Parent, any other third party has conveyed, leased or otherwise granted to any Person (including any Affiliate) ownership or the right to use or occupy the GIGS Land or any other portion of the GIGS Assets.

(b)        Exhibit B sets forth a complete and correct list of the GIGS Right of Use Agreements. Parent has delivered to Carlyle complete and correct copies of the GIGS Right of Use Agreements. The GIGS Right of Use Agreements are valid and in full force and effect. No material default exists under any GIGS Right of Use Agreement, and to Parent’s Knowledge no events or conditions exist which, with or without notice or lapse of time or both, would constitute a material default under, or result in a termination of, any such GIGS Right of Use Agreement (except to the extent the grantor of the GIGS Right of Use Agreement has termination rights under applicable Law or pursuant to the express terms thereof). No grantor of any GIGS Right of Use Agreement, nor Parent or any of its Affiliates, has canceled or terminated any of the GIGS Right of Use Agreements; neither Parent nor any of its Affiliates has threatened to cancel, terminate or modify any of the GIGS Right of Use Agreements; and, to Parent’s Knowledge, no grantor of any GIGS Right of Use Agreement has threatened to cancel, terminate or modify such GIGS Right of Use Agreement. There are no Proceedings pending or, to Parent’s Knowledge, threatened under any GIGS Right of Use Agreement.

(c)         Exhibit B lists all material GIGS Improvements, and Schedule 5.12(c) lists all material items of GIGS Personal Property. The GIGS Assets (including all GIGS Improvements and GIGS Personal Property) are generally in the operating condition and repair as assessed by the Parties’ appointed consultants, Chapman Consulting, Inc. and Abadie‑Williams LLC, in determining the condition and repair, subject to ordinary wear and tear since the time of that assessment.

(d)         Except as set forth on Schedule 5.12(d), to the Knowledge of the Parent, no portion of the GIGS encroaches on the property of any Person. Neither Parent nor any of its Affiliates has granted any Encumbrance over any of its right, title or interest in and to the GIGS Assets, other than Permitted Encumbrances that are released simultaneously with the Closing.

(e)          Except as set forth on Schedule 5.12(e), to the Knowledge of the Parent, no casualty loss has occurred with respect to the GIGS Assets. There is no pending or, to the Knowledge of Parent, threatened condemnation, eminent domain or similar Proceeding or special assessment affecting any of the GIGS Assets, nor to the Knowledge of Parent, is any such Proceeding or assessment is contemplated.

(f)          To the Knowledge of Parent (and except as publicly disclosed as an incident of noncompliance), the operation of the GIGS Assets is currently being conducted in compliance in all material respects with all applicable Laws, including those relating to the use, ownership, and operation of the GIGS Assets. None of the Parent Group or any of their respective Affiliates has received from any Governmental Entity notice of any violation of any applicable Law related to the GIGS Assets. To the Knowledge of Parent, none of the Parent Group or any of their respective Affiliates is under investigation by any Governmental Entity for potential non‑compliance with any Law to the extent related to the GIGS Assets or operation thereof.

(g)          Without limiting anything in this Section 5.12, Parent has furnished to Carlyle true and complete copies of all deeds, leases, title opinions, title insurance policies and surveys in their possession or in the possession of any Subsidiary of Parent that relate to the GIGS Land or the GIGS, together with copies of all reports of any engineers or other consultants in their possession relating to any of the GIGS Land or the GIGS.

Section 5.13        Title to GIGS Assets. Except as set forth in Schedule 5.13, Grand Isle LP has good and valid title to the GIGS Assets, including good and marketable title to the GIGS Land and the GIGS Right of Use Agreements, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Upon the Closing (should the Closing occur), Carlyle will acquire good and valid title to the GIGS Assets, including good and marketable title to the GIGS Land and the GIGS Right of Use Agreements, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Other than Grand Isle LP, there are no parties in possession of any portion of any GIGS Land or other GIGS Assets that constitute real property assets as lessees, subtenants, tenants at sufferance or trespassers. To the Parent’s Knowledge, the GIGS, the GIGS Land and the GIGS Improvements are being used, occupied, and maintained in all material respects in accordance with all applicable easements, contracts, Permits, insurance requirements, restrictions, building setback lines, covenants and reservations, including the GIGS Right of Use Agreements.

Section 5.14         Sufficiency of Assets. The GIGS Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the operation of the GIGS in the same manner as operated by Grand Isle prior to April 1, 2020. No member of the Parent Group other than Grand Isle LP owns any portion of the GIGS Assets.

Section 5.15          Taxes.

(a)          Each member of the Parent Group has duly and timely filed all Tax Returns required by applicable Law to be filed with respect to any Asset Taxes. All such Tax Returns are true, correct and complete in all material respects.

(b)         All Asset Taxes that are due and owing have been duly and timely paid in full (regardless of whether shown on any Tax Return).

(c)          No deficiencies for Asset Taxes have been claimed, proposed or assessed in writing by any Taxing Authority.

(d)          There is no Proceeding pending or, to the Parent’s Knowledge, threatened against, or with respect to, the GIGS Assets in respect of any Asset Tax or Asset Tax assessment.

(e)          No claim has been made by any Taxing Authority in any jurisdiction where a member of the Parent Group does not file Tax Returns with respect to Asset Taxes that such member of the Parent Group is or may be required to file any Tax Return with respect to Asset Taxes or be subject to any Asset Taxes in such jurisdiction.

(f)         There is no material outstanding waiver or extension of (or requests for a waiver or extension of) any applicable statute of limitations with respect to any Asset Taxes or Tax Returns with respect thereto.

(g)          There are no Encumbrances for Taxes on any of the GIGS Assets other than Permitted Encumbrances.

(h)          Parent (i) has been subject to taxation as a real estate investment trust within the meaning of Sections 856 through and including 860 of the Internal Revenue Code (“REIT”), and has satisfied all requirements to qualify as a REIT, for all taxable years beginning with the fiscal year that ended December 31, 2013 through the fiscal year that ended December 31, 2019; (ii) has operated in a manner consistent with the requirements for qualification and taxation as a REIT (provided that the distribution requirements set forth in Section 857(a) of the Code have been determined as if the current taxable year of Parent ended as of the Closing); and (iii) has not taken or omitted to take any action that Parent reasonably expects to result in a challenge by the IRS to its status as a REIT, and to Parent’s Knowledge, no such challenge is pending or has been threatened in writing.

Section 5.16         Regulatory Matters.

(a)        Except as set forth on Schedule 5.16(a), none of the GIGS Assets is or, since July 15, 2015 has been subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act (15 U.S.C. Section 717, et seq.), the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301), or the Interstate Commerce Act; and no portion of the GIGS Assets is or would be regulated as a “public utility,” “public service company,” “common carrier” or similar designation(s) by any state public service commission, or by the Department of Transportation under the Pipeline and Hazardous Materials Safety Administration Rules on Pipeline Integrity Management. Without limiting the foregoing, the rates charged by the Parent Group with respect to the GIGS are not currently regulated by the Federal Energy Regulatory Commission under the Interstate Commerce Act, Natural Gas Act (15 U.S.C. Section 717, et seq.), the Natural Gas Policy Act of 1978, or by any state regulation commission under applicable state law.

(b)         All material regulatory filings, contracts, or similar documents related to or involving the ownership or, to the Knowledge of Parent the operation or use, of the GIGS Assets are identified and set forth in Schedule 5.16(b).

(c)          There are no Proceedings initiated by any Governmental Entity or any third party pending, or to the Knowledge of Parent, threatened, that challenge any of the rates, rules, charges or fees currently received from providing gathering or related services on the GIGS Assets.

Section 5.17       Anti‑Corruption. The operations and activities of the Parent Group and its Representatives are and have been conducted at all times in the past five years in compliance with, as applicable to the Parent Group and its Representatives, Anti‑Corruption Legislation. The Parent Group and its Representatives have not in the past five years offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage. No member of the Parent Group or its Representatives has been notified in writing of and, to Parent’s Knowledge, there are no investigations or enforcement proceedings relating to breaches of Anti‑Corruption Legislation by the Parent Group or its Representatives in the past five years.

Section 5.18        Anti‑Money Laundering. The operations and activities of the Parent Group and its Representatives are and have been conducted at all times in compliance with, as applicable to the Parent Group and its Representatives, the Anti‑Money Laundering Legislation. No Proceeding by or before any Governmental Entity involving the Parent Group or its Representatives with respect to the Anti‑Money Laundering Legislation is pending or, to Company’s Knowledge, the subject of investigation or threatened.

Section 5.19        Compliance with Sanctions Requirements. The Parent Group and its Representatives are not currently the target of, or otherwise subject to restrictions under, any Sanctions. The Parent Group and its Representatives are not located, organized or resident in a Sanctioned Country. In the past five years, the Parent Group and its Representatives have not engaged in and are not now engaged in any dealings or transactions (a) with, or involving the interests or property of, any Person that, at the time of the dealing or transaction, was or is subject to restrictions imposed by any Sanctions or located, organized or resides in a Sanctioned Country or (b) that are otherwise prohibited by Sanctions.

Section 5.20        CORR R&W Insurance Policy. The CORR R&W Insurance Policy is fully bound and in full force and effect in accordance with the terms thereof.

Section 5.21        No Other Representations and Warranties. Except as expressly set forth in this Article V (including the related Schedules), (a) neither Parent nor any other Person has made or makes any other representation or warranty on behalf of the Parent Group, whether written or oral, express or implied, and any such other representation or warranty is hereby expressly disclaimed and (b) the Parent Group disclaims all Liability and responsibility for any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Carlyle, J. Grier, or the Company Group or any of their Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Carlyle, J. Grier or the Company Group by any director, officer, employee, agent, consultant, or Representative of the Parent Group). Without limiting the generality of the foregoing, neither the Parent Group nor any other Person makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of the foregoing) of the business of the Parent Group, it being understood that the Parent Group is not disclaiming any representation and warranties set forth in this Agreement which may be deemed to impact future revenues, results of operations, cash flows or financial condition (or any component of the foregoing) of the business of the Parent Group.

ARTICLE VI
COVENANTS

Section 6.01        Further Assurances. Each of the Parties covenants and agrees to cooperate and use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other Parties to obtain all approvals that may be necessary or which may be reasonably requested by such other Parties to consummate the transactions contemplated by this Agreement and the Transaction Documents. In case at any time after the date hereof any commercially reasonable further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the Parties shall take such commercially reasonable action.

Section 6.02      Public Disclosures. Any public announcements regarding the terms of this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby, or the financial performance of the Company Group, shall be made only with the consent of Carlyle, J. Grier and Parent, except as may be required, and to the extent required, by applicable Law or stock exchange regulations, in which case the Party required to issue the public announcement shall allow the other Parties reasonable time to comment on such release or statement in advance of its issuance.

Section 6.03     CPUC Application. The Parties agree and acknowledge that, after giving effect to the transactions to be consummated pursuant to this Agreement and the Transaction Documents at the Closing, (a) the outstanding voting Equity Securities will be owned, beneficially and of record, 50.5% by the Grier Members and 49.5% by Parent and (b) J. Grier, by virtue of his majority ownership of the Company, will maintain sole operational control with respect to the assets of the Company Group that are regulated by the CPUC (the “CPUC Assets”). In addition, the Parties agree and acknowledge that (i) it is the intent of the Grier Members and Parent that, upon receipt of necessary approvals from the CPUC and pursuant to the terms of this Agreement and the Transaction Documents, Parent will become the majority owner of the outstanding Equity Securities of the Company (and thereby the CPUC Assets) and operational control of the CPUC Assets will transfer to Parent, and (ii) the transactions described in the foregoing clause (i) may not be consummated without the prior approval of the CPUC. Therefore, in furtherance of the above, the Parties agree that, as promptly as practicable following the Closing (but in any event no later than two Business Days thereafter), Parent and J. Grier shall file the CPUC Application with the CPUC in accordance with the applicable provisions of the PU Code. From and after the Closing, the Parties shall use commercially reasonable efforts to obtain the approval of the CPUC with respect to the CPUC Approval Transactions, and each of Parent and J. Grier shall keep Carlyle reasonably apprised of material communications and other developments related to the CPUC Application and will use commercially reasonable efforts to consult with Carlyle prior to filing any briefs, testimony, responses, notices or other filings with the CPUC related to the CPUC Application; provided, that if the content of any such briefs, testimony, responses, notices or other filings could reasonably be expected to materially affect the interest of Carlyle or any of its Affiliates, Parent shall be required to consult with Carlyle prior to filing such responses or other notices and shall incorporate any comments thereto reasonably suggested by Carlyle.

Section 6.04        Wrong Pocket. If, at any time following the Closing, any Party becomes aware that any asset, right or Liability that (a) should properly have been transferred to Carlyle (to the extent such asset, right or Liability should properly have been transferred to Carlyle as part of the GIGS Assets) such as to make true and correct the representation set forth in Section 5.12 and is held by a member of the Parent Group, or (b) is necessary for the operation of the Crimson CA Business as conducted as of the Closing and is held by Crimson Gulf Holdings or any of its Affiliates, then (i) Parent (with respect to any asset, right or Liability described in clause (a)) or J. Grier and Carlyle, jointly (with respect to any asset, right or Liability described in clause (b)), shall promptly transfer or cause its Affiliates to transfer such asset, right or Liability, as applicable, to Carlyle (with respect to any asset, right or Liability described in clause (a)) or Parent (with respect to any asset, right or Liability described in clause (b)), as applicable, and (ii) Carlyle or Parent, as applicable, shall promptly assume or cause its Affiliates to assume such asset or right, in each case for no consideration and at the transferring Party’s expense. Further, if at any time following the Closing, (x) Crimson Gulf Holdings or its Subsidiaries, on the one hand, or (y) a member of the Parent Group, on the other hand, receives any notices or monies attributable to the Crimson CA Business or the GIGS Assets, respectively, then J. Grier and Carlyle, jointly on behalf of Crimson Gulf Holdings, or Parent on behalf of the Parent Group, as applicable, shall promptly deliver such notices or monies to the appropriate Party.

Section 6.05         Release; Indemnification of Directors and Officers.

(a)        Effective as of immediately after the Closing, Parent, on its own behalf and on behalf of its Affiliates (including the Company Group), unconditionally and irrevocably acquits, remises, discharges and forever releases Carlyle and its Affiliates, and its and their respective equityholders, partners, managers, trustees, employees, officers, directors and agents (collectively, the “Carlyle Released Parties”) from any and all Liabilities, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising on or prior to the Closing with respect to or relating to the Company Group or Carlyle’s ownership of the Subject Units. Parent, on its own behalf and on behalf of its Affiliates (including the Company Group) further covenants and agrees not to bring or threaten to bring or otherwise join in any Proceeding against any of the Carlyle Released Parties or any of them, relating to, arising out of or in connection with any such Liabilities which existed on or prior to the Closing Date. Notwithstanding the foregoing, the Liabilities acquitted, remised, discharged and released pursuant to this Section 6.05(a) shall not include any rights of such Person under this Agreement, including any rights to indemnification pursuant hereto, the Transaction Documents and the other documents and agreements executed in consummation of the transactions contemplated by this Agreement. Each of the Carlyle Released Parties is an express third‑party beneficiary of this Section 6.05(a).

(b)        Effective as of immediately after the Closing, Carlyle, on its own behalf and on behalf of its Affiliates (but excluding Crimson Gulf Holdings and any of its Subsidiaries), unconditionally and irrevocably acquits, remises, discharges and forever releases each member of the Company Group, and its and their respective equityholders, partners, managers, trustees, employees, officers, directors and agents (collectively, the “Company Released Parties”) from any and all Liabilities, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising on or prior to the Closing with respect to or relating to the Company Group or Carlyle’s ownership of the Subject Units.

Carlyle, on its own behalf and on behalf of its Affiliates (but excluding Crimson Gulf Holdings and any of its Subsidiaries) further covenants and agrees not to bring or threaten to bring or otherwise join in any Proceeding against any of the Company Released Parties or any of them, relating to, arising out of or in connection with any such Liabilities which existed on or prior to the Closing Date. Notwithstanding the foregoing, the Liabilities acquitted, remised, discharged and released pursuant to this Section 6.05(b) shall not include any rights of such Person (i) under this Agreement, including any rights to indemnification pursuant hereto, the Transaction Documents and the other documents and agreements executed in consummation of the transactions contemplated by this Agreement, or (ii) with respect to or relating to Crimson Gulf Holdings, its Subsidiaries or Carlyle’s or its Affiliates ownership of Equity Securities therein. Each of the Company Released Parties is an express third‑party beneficiary of this Section 6.05(b).

(c)          Parent agrees that all rights to indemnification, exculpation and advancement of expenses existing in favor of any present or former member, director, manager, officer, employee, trustee, fiduciary or agent of the Company Group or their Affiliates (including the Carlyle Resigning Managers), as provided in the respective Governing Documents of such Persons in effect as of the Closing Date, shall survive the Closing and shall continue in full force and effect for a period of not less than six years. For a period not less than six years, Parent shall not amend, restate, waive or terminate any Governing Document of the Company Group in any manner that would adversely affect the indemnification or exculpation rights of any such present or former member, director, manager, officer, employee, fiduciary or agent (including the Carlyle Resigning Managers).

Section 6.06        Post‑Closing Access; Records. From and after the Closing, (a) Parent and its Affiliates shall make or cause to be available to Carlyle all Company Books and Records, and (b) Carlyle and its Affiliates shall make or cause to be available to Parent all GIGS Books and Records, in each case upon reasonable notice during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (ii) preparing reports to, or filings with, equityholders or Governmental Entity or (iii) such other purposes for which access to such documents is determined by Carlyle or Parent, as applicable, to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of (x) Carlyle or any of its Affiliates or (y) Parent or any of its Affiliates, as applicable, under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of the Party and its Affiliates that owns the relevant books and records post‑Closing and the reasonable out‑of‑pocket expenses of such Party that are incurred in connection therewith shall be paid by the Party seeking access to such books and records. Parent and Carlyle shall each maintain and preserve all such Company Books and Records and GIGS Books and Records, respectively, for the greater of (A) seven years after the Closing Date and (B) any applicable statute of limitations, as the same may be extended and, in each case, shall offer to transfer such records to Carlyle or Parent, as applicable, at the end of the period in which it maintains and preserves such records.

Section 6.07          Tax Matters.

(a)         In the case of Asset Taxes (other than Transfer Taxes) with respect to any taxable period that begins before or on the Closing Date and ends after the Closing Date, the portion of any such Taxes that is attributable to the portion of the taxable period ending on (and including) the Closing Date shall be:

(i)           in the case of Asset Taxes that are imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or not described in Section 6.07(a)(ii), deemed equal to the amount that would be payable if the applicable taxable period ended on (and included) the Closing Date; provided, that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on (and including) the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)          in the case of Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire taxable period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the taxable period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire taxable period.

(b)         The Parties agree that the Company shall apply the interim closing method under Treasury Regulations Section 1.706‑4 with respect to the sale of the Subject Units pursuant to this Agreement.

(c)         At least 45 days prior to filing the federal income tax return of the Company for the taxable year that includes the sale of the Subject Units, the Company shall prepare and deliver to Carlyle and Parent a draft schedule of the purchase price (as adjusted to reflect any assumed Liabilities and other amounts treated as consideration) for the Subject Units for U.S. federal (and applicable state and local) income tax purposes and an allocation of that purchase price among the assets of the Company for purposes of Sections 743, 751 and 755 of the Code, any applicable Treasury Regulations thereunder and any analogous provision of state and local income tax Law (the “Allocation”). Carlyle and Parent shall deliver any objections to such draft Allocation to the Company no later than 15 days after the receipt thereof. In the event that either Carlyle or Parent timely deliver any such objections, the Parties shall negotiate in good faith to resolve such dispute. In the event that the Parties are unable to resolve any such dispute within 15 days after a Party delivers notice of such an objection, the Parties shall engage the Audit Firm to resolve any such disputed matters (“Disputed Items”) in accordance with the terms of this Agreement, and, in connection with such engagement, Carlyle and Parent shall execute any engagement, indemnity or other agreements as the Audit Firm may require as a condition to such engagement. The Audit Firm’s engagement shall be limited to the resolution of Disputed Items that have been identified pursuant to this Section 6.07(c) and no other matter relating to the Allocation shall be subject to determination by the Audit Firm except to the extent affected by resolution of the Disputed Items. The Parties shall cooperate diligently with any reasonable request of the Audit Firm in an effort to resolve any disputed matter as soon as reasonably possible after the Audit Firm is engaged. The decision of the Audit Firm with respect to the Disputed Items shall be made as soon as practicable and in any event within 20 days after being engaged. In any event, the Audit Firm’s decision with respect to the Disputed Items shall be final and binding on the Parties. The Allocation shall be revised, if necessary, to reflect any revisions agreed by the Parties or determined by the Audit Firm in accordance with this Section 6.07(c) (the final Allocation, as revised pursuant to this Section 6.07(c), if and as applicable, the “Final Allocation”). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code, the Parties shall, and shall cause their Affiliates to, report consistently with the Final Allocation.

(d)          If the Parties submit any Disputed Items to the Audit Firm for resolution as provided in Section 6.07(c), the fees and expenses of the Audit Firm (the “Audit Fees”) will be paid by and apportioned among Carlyle and Parent based on the aggregate dollar amount of the amount in dispute and the relative recovery, as determined by the Audit Firm, of Parent and Carlyle, respectively. Parent and Carlyle shall promptly, and in any event within five Business Days after the final determination of the Final Allocation, pay to the Audit Firm the amount of Audit Fees payable by Parent and Carlyle pursuant to the preceding sentence.

(e)          Any sales, use, stamp, transfer, conveyance, registration, excise, documentary, or stamp Tax, recording fees, or other similar Tax imposed on or in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by the Party transferring the property to which such Transfer Taxes relate. The Parties will cooperate with each other in connection with the filing of any Tax Returns related to Transfer Taxes, including joining in the execution of any such Tax Return where necessary. Each Party will, upon the request of any other Party, use its commercially reasonable efforts to obtain any certificate or other document from any Person as may be reasonably necessary to mitigate, reduce or eliminate any Transfer Tax.

ARTICLE VII
INDEMNIFICATION

Section 7.01         Survival of Agreements. The representations and warranties set forth in Article III, Article IV and Article V shall terminate and expire on the date that is twelve (12) months following the Closing Date, except that the Company Fundamental Representations, Parent Fundamental Representations and Carlyle Fundamental Representations shall survive indefinitely. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VII on the basis of that representation and warranty by any Person who would have been entitled to indemnification pursuant to this Article VII on the basis of that representation and warranty prior to its termination and expiration; provided that, in the case of each representation and warranty that shall terminate and expire as provided in this Section 7.01, no Claim Notice on the basis of that representation and warranty delivered prior to its termination and expiration shall be affected in any way by such termination and expiration. The covenants and agreements entered into pursuant to this Agreement to be performed shall survive Closing and shall remain in full force and effect until such covenant or agreement is fully performed in accordance with the terms of this Agreement. The indemnification obligations set forth in Section 7.02(b), Sections 7.03(b) and (c), and Sections 7.04(b) and (c) shall survive indefinitely.

Section 7.02         Indemnification by the Company. Subject to the other provisions of this Article VII, from and after the Closing the Company shall indemnify, defend and hold harmless,

without duplication, Parent, its Affiliates and their respective directors, managers, officers, partners, members, shareholders, and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Parent Indemnified Persons”), from and against any and all Damages suffered or incurred by any of the Parent Indemnified Persons, to the extent arising out of (a) the inaccuracy or breach of any representation or warranty made by the Company in Article IV, and (b) any nonfulfillment or breach by a member of the Company Group of any covenant or agreement made by a member of the Company Group under this Agreement.

Section 7.03         Indemnification by Carlyle. Subject to the limitations set forth in this Agreement, Carlyle shall indemnify, defend and hold harmless, without duplication, the Parent Indemnified Persons, from and against any and all Damages suffered or incurred by any of the Parent Indemnified Persons, to the extent arising out of (a) the inaccuracy or breach of any representation or warranty made by Carlyle in Article III, (b) any nonfulfillment or breach by Carlyle of any covenant or agreement made by Carlyle under this Agreement, and (c) the GIGS Assumed Liabilities.

Section 7.04        Indemnification by Parent. Subject to the limitations set forth in this Agreement, Parent shall indemnify, defend and hold harmless, without duplication, Carlyle, the Grier Members, their Affiliates and their respective directors, managers, officers, partners, members, shareholders, and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Carlyle/Grier Indemnified Persons”), from and against any and all Damages suffered or incurred by any of the Carlyle/Grier Indemnified Persons, to the extent arising out of (a) the inaccuracy or breach of any representation or warranty made by Parent in Article V, (b) any nonfulfillment or breach by a member of the Parent Group of any covenant or agreement made by a member of the Parent Group under this Agreement and (c) the GIGS Retained Liabilities.

Section 7.05         Limitations.

(a)        Subject to the other limitations in this Section 7.05, the Parent Indemnified Persons will be entitled to be indemnified pursuant to Section 7.02(a) for Damages, but only if and to the extent that the aggregate amount of all such Damages under Section 7.02(a) and Section 7.03(a) are in excess of $3,500,000 (the “Deductible”). Notwithstanding anything to the contrary herein, to the extent the Company is reasonably expected to have recourse or rights to indemnification from Shell for any individual claim or series of related claims that give rise to Damages, the Company shall be required to pursue such claim or claims against Shell for such Damages and such claim or claims shall only be subject to indemnification by any Person pursuant to this Agreement to the extent the Parent Indemnified Person is, after commercially reasonable efforts, unable to fully recover such Damages (including expenses incurred in pursuing the claim against Shell) from Shell. Notwithstanding anything to the contrary set forth herein, (except as specifically set forth in Section 7.05(f)), in no event will the aggregate indemnification obligations of the Company and Carlyle under this Article VII exceed $35,000,000 (the “Cap”).

(b)          Subject to the other limitations in this Section 7.05, including, without limitation, the final sentence of Section 7.05(a), the Parent Indemnified Persons will be entitled to be indemnified pursuant to Section 7.03(a) for Damages, but only if and to the extent that the aggregate amount of all such Damages under Section 7.02(a) and Section 7.03(a) are in excess of the Deductible.

(c)         Subject to the other limitations in this Section 7.05, the Carlyle/Grier Indemnified Persons will be entitled to be indemnified pursuant to Section 7.04(a) for Damages, but only if and to the extent that the aggregate amount of all Damages are in excess of $500,000. Except as specifically set forth in Section 7.05(f), in no event will Parent’s aggregate indemnification obligations under this Article VII exceed $5,000,000.

(d)         No Indemnifying Person will be liable for any Damages that are subject to indemnification under Sections 7.02, 7.03, or 7.04, as applicable, unless a written demand for indemnification under this Agreement is delivered by the Indemnified Person to the Indemnifying Person in accordance with the claims procedure referred to in Section 7.06(a) prior to 5:00 P.M. Mountain Time on the date pursuant to Section 7.01 on which the survival period of the applicable representations and warranties expire or, in the case of covenants and agreements entered into pursuant to this Agreement, prior to the time such covenant or agreement is fully performed in accordance with the terms of this Agreement. The written demand shall describe the basis for the express claim of indemnification in reasonable detail, including the factual circumstances giving rise to such claim and the provisions under this Agreement on which such claim is based (a “Claim Notice”).

(e)          Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Party or any of its Affiliates be entitled to recover more than one time for any Damages under this Agreement, and the Deductible, the Cap, and the limitations in Section 7.05(c) shall only apply to the indemnification obligations of Section 7.02(a), Section 7.03(a), and Section 7.04(a).

(f)          Notwithstanding anything to the contrary contained in this Agreement: (i) the limitations set forth in Section 7.05(a) shall not apply to any Damages arising out of or relating to the inaccuracy or breach of the Company Fundamental Representations; (ii) the limitations set forth in Section 7.05(b) shall not apply to any Damages arising out of or relating to the inaccuracy or breach of the Carlyle Fundamental Representations; and (iii) the limitations set forth in Section 7.05(c) shall not apply to any Damages arising out of or relating to the inaccuracy or breach of the Parent Fundamental Representations, provided, however, that in no event shall (x) Parent’s right to recover Damages from any Person under this Article VII exceed the amount of the consideration actually received by such Person pursuant to this Agreement and (y) Parent’s indemnification obligations under this Article VII to any Carlyle/Grier Indemnified Person exceed an amount equal to the consideration actually paid to such Carlyle/Grier Indemnified Person.

(g)       Notwithstanding anything to the contrary set forth herein (including Section 7.05(h)), from and after Closing, a Parent Indemnified Person’s sole and exclusive recourse and remedy in respect of Damages subject to indemnification under Section 7.02(a) (other than claims of, or causes of action arising from, the breach of any Company Fundamental Representations or those matters set forth on Schedule 7.05(g)) shall be recovery of any proceeds payable pursuant to CORR R&W Insurance Policy, regardless of the amount collected, and regardless of whether the CORR R&W Insurance Policy is “available”, with respect to any claim(s) made against the CORR R&W Insurance Policy (if any), and neither the Company nor any Grier Member shall have any liability with respect to such Damages.

(h)        From and after the Closing, Carlyle, J. Grier and the Company shall use good‑faith efforts to reasonably cooperate with the Parent Indemnified Persons in connection with any claim made by such Person under the CORR R&W Insurance Policy. Parent shall use commercially reasonable efforts to recover Damages under the CORR R&W Insurance Policy if the CORR R&W Insurance Policy is available at such time. Nothing contained in this Section 7.05(h) shall require or be construed to require Parent or any other Parent Indemnified Person to commence any Proceeding against the insurance provider under or in respect of the CORR R&W Insurance Policy. For purposes of determining whether the CORR R&W Insurance Policy is “available” for purposes of this Section 7.05, the CORR R&W Insurance Policy shall only be deemed available to the extent that any retention, deductible or similar requirements under the CORR R&W Insurance Policy have been satisfied or eroded in full and to the extent the Damages sought are not otherwise excluded pursuant to the terms and conditions of the CORR R&W Insurance Policy. Notwithstanding anything in this Section 7.05 to the contrary (but subject to Section 7.05(g)), if (i) a Parent Indemnified Person receives from the insurance provider a notice of denial of coverage or other adverse determination with respect to all or any portion of the amount of Damages that may be subject to a claim for indemnification under this Agreement covered by the CORR R&W Insurance Policy or (ii) the amount of such Damages exceeds the CORR R&W Insurance Policy limits of liability, then with respect to the portion of Damages for which recourse under the CORR R&W Insurance Policy has been denied or otherwise adversely determined against a Parent Indemnified Person or that exceeds the R&W Insurance Policy limits of liability, the CORR R&W Insurance Policy shall be deemed not “available” for all purposes of this Agreement.

Section 7.06          Indemnification Procedure.

(a)         Promptly after receipt by any Person seeking indemnification in accordance with this Agreement (hereafter, the “Indemnified Person”) of notice (i) of the commencement or assertion of any Proceeding or Liability by a third party (a “Third‑Party Claim”) or (ii) of facts causing any Indemnified Person to believe it has a claim for indemnification under this Agreement (an “Indemnity Claim”), such Indemnified Person will promptly deliver a Claim Notice to the Person having the obligation to so indemnify (the “Indemnifying Person”). Notwithstanding the foregoing, as long as the Claim Notice is given within the applicable survival period set forth in Section 7.01, the failure to so notify the Indemnifying Person will not relieve the Indemnifying Person of its obligations or liability under this Agreement, except to the extent such failure materially prejudices the Indemnifying Person. The Claim Notice shall describe the Indemnity Claim in reasonable detail, and will indicate the amount (estimated, if necessary) of the Damages that have been or may be suffered and the provisions under this Agreement on which such claim is based. The Indemnified Person and the Indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Indemnity Claim.

(b)       Subject to the limitations set forth in Section 7.05 and this Section 7.06 and subject to the Indemnifying Person’s prior confirmation in writing to the Indemnified Person(s) that the Indemnity Claim is covered as an indemnified claim under this Agreement within 30 days of receipt of a Claim Notice from the Indemnified Person, the Indemnifying Person will be entitled to assume control of and appoint lead counsel reasonably satisfactory to the Indemnified Person for such defense, at the cost of the Indemnifying Person. The Indemnifying Person will keep the Indemnified Person(s) advised of the status of Third‑Party Claim and the defense of any such Third‑Party Claim on a reasonably current basis. The Indemnifying Person also agrees to consider in good faith the recommendations made by the Indemnified Person(s) with respect to the defense of the Third‑Party Claim. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person(s) for any period after the applicable Claim Notice is delivered during which the Indemnifying Person has failed to assume the defense of the Third‑Party Claim. If the Indemnifying Person assumes the control of the defense of any Third‑Party Claim in accordance with the provisions of this Section 7.06, the Indemnified Person(s) will be entitled to participate in the defense of any such Third‑Party Claim. At its own expense, the Indemnified Person(s) may engage separate counsel of its choice for such purpose, it being understood, however, that the Indemnifying Person will continue to control such defense. Notwithstanding the foregoing, the Indemnifying Person will not be able to control the defense of any Third‑Party Claim if such control or defense: (i) would lead to a conflict or potential conflict of interest under applicable standards of professional conduct, between the Indemnified Person and the Indemnifying Person; or (ii) such Third‑Party Claim is (A) for equitable or injunctive relief or any Claim that would impose criminal liability, (B) the Third‑Party Claim alleges Damages in excess of the Indemnifying Person’s maximum indemnification obligations under this Agreement, (C) the assumption of defense of the Third Party Claim by the Indemnifying Party is reasonably likely to cause a Parent Indemnified Person to lose coverage under the CORR R&W Insurance Policy, or (D) a Parent Indemnified Person or the insurer is required to assume the defense of such Third Party Claim pursuant to the CORR R&W Insurance Policy.

(c)          Subject to Section 7.06(d), if the Indemnifying Person does not expressly elect to assume the defense of such Third‑Party Claim within the time period and otherwise in accordance with Section 7.06(a), is not otherwise entitled to assume the defense of such Third‑Party Claim under the last sentence of Section 7.06(b) or after assuming the defense of a Third‑Party Claim, fails to take commercially reasonable steps necessary to diligently defend such Third‑Party Claim, the Indemnified Person(s) shall have the sole right to assume the defense of and to settle such Third‑Party Claim, at the cost and expense of the Indemnifying Person.

(d)       If the Indemnified Person has assumed the defense of a Third‑Party Claim pursuant to this Section 7.06: (i) it shall use commercially reasonable efforts to diligently defend such Third‑Party Claim; (ii) it will keep the Indemnifying Person advised of the status of such Third‑Party Claim and the defense thereof on a reasonably current basis; (iii) it will reasonably consult with the Indemnifying Person with respect to the defense and settlement of the Third‑Party Claim; (iv) it will consider in good faith the recommendations made by the Indemnifying Person with respect thereto; and (v) it will not agree to any settlement thereof without the written consent of the Indemnifying Person (which consent shall not be unreasonably withheld, delayed or conditioned).

(e)         Notwithstanding the foregoing, the Indemnifying Person will obtain the prior written consent of the Indemnified Person(s) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Indemnity Claim if the settlement requires: (i) an admission of guilt or wrongdoing on the part of the Indemnified Person(s); (ii) subjects the Indemnified Person(s) to criminal liability; (iii) does not unconditionally release the Indemnified Person(s) from all liabilities and obligations with respect to such Indemnity Claim; or (iv) the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the Indemnified Person(s). In addition, the Indemnified Person(s) will be entitled to participate in the defense of such Indemnity Claim and to engage separate counsel of its choice for such purpose at its own cost and expense if: (A) the engagement of such counsel or incurrence of such expenses shall have been specifically authorized in writing by the Indemnifying Person; or (B) the named parties to the Third‑Party Claim include both an Indemnified Person(s) and an Indemnifying Person, and the Indemnified Person(s) reasonably determines after consultation with outside legal counsel that representation by counsel to the Indemnifying Person of both the Indemnifying Person and the Indemnified Person(s) would present such counsel with a conflict of interest.

(f)          In the case of an Indemnity Claim that is not a Third‑Party Claim (a “Direct Claim”), the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to either: (i) admit its obligation to provide indemnification; (ii) agree that the Indemnified Person(s) is entitled to receive part, but not all, of the indemnification obligation; or (iii) dispute the Direct Claim for indemnification, and provide a written explanation for its position and supporting documentation. If the Indemnifying Person does not notify the Indemnified Person(s) within thirty (30) days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Person disputes its liability to the Indemnified Person(s) under this Agreement, such Direct Claim specified by the Indemnified Person(s) in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Person under this Agreement. In such event, subject to Section 7.05, the Indemnifying Person shall pay the amount of such liability to the Indemnified Person(s) on demand. In the event that the Indemnifying Person disputes a Claim Notice for a Direct Claim, the Parties, including appropriate management representatives, shall promptly seek to negotiate a resolution in good faith. If the Parties are unable to resolve the dispute within 120 days after the Indemnifying Person(s) first receives the Claim Notice for a Direct Claim, then the Indemnified Person may seek any remedy available to it under this Agreement.

Section 7.07          Exclusive Remedy; Waiver of Remedies. Each Party acknowledges and agrees that, from and after the Closing, (a) the remedies available under Section 6.07(c), this Article VII and Section 8.10 shall be the sole and exclusive remedies of the Parties for any and all Liabilities relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity or otherwise; and (b) EACH PARTY AGREES THAT IT SHALL NOT SEEK AND HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, RELEASES, DISCHARGES AND SHALL NOT SUE THE OTHER PARTIES FOR, AND SHALL CAUSE ALL OTHER OF ITS INDEMNIFIED PERSONS NOT TO SEEK, AND TO WAIVE, RELEASE, DISCHARGE, AND NOT SUE THE OTHER PARTIES’ INDEMNIFIED PERSONS FOR, ANY RIGHTS, CLAIMS, CAUSES OF ACTION TO OR FOR INDEMNIFICATION, CONTRIBUTION, COST RECOVERY OR OTHER REMEDY OR RECOURSE (WHETHER ON THE BASIS OF A CLAIM SOUNDING IN TORT, CONTRACT, STATUTE, COMMON LAW OR OTHERWISE) DIRECTLY OR INDIRECTLY WITH RESPECT TO OR IN CONNECTION WITH OR ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT OUTSIDE OF THE PROVISIONS OF SECTION 6.07(c), THIS ARTICLE VII AND SECTION 8.10. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article VII), qualifications or procedures in this

Agreement shall be deemed to limit or modify the ability of Parent Indemnified Persons to make claims under or recover under the CORR R&W Insurance Policy; it being understood that any matter for which there is coverage available under the CORR R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the CORR R&W Insurance Policy.

Section 7.08         Right to Bring Claims. The indemnity of each Party provided in this Article VII shall be for the benefit of, extend to and may be brought and administered by each Person that is a Parent Indemnified Person or a Carlyle/Grier Indemnified Person, as applicable. Each of Parent and Carlyle may elect to exercise or not exercise indemnification rights under this Article VII on behalf of the other Indemnified Persons therefor in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Article VII.

Section 7.09        Waiver of Damages. IN NO EVENT SHALL ANY PARTY (NOR ANY PARTY’S AFFILIATES, OR ITS OR THEIR PAST, PRESENT OR FUTURE DIRECTOR, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, PARTNER, STOCKHOLDER, AGENT, ATTORNEY, REPRESENTATIVES) BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, DIMINUTION IN VALUE, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 7.09 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE VII FOR ANY SUCH DAMAGES TO THE EXTENT SUCH INDEMNIFIED PERSON IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY (WHO IS NOT AN AFFILIATE OF A PARTY) IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE VII.

Section 7.10         Determination of Amount of Damages. The amount of any Damages for which indemnification is provided under this Article VII will be limited to the Damages actually suffered by the Indemnified Person and will be computed net of (a) any insurance or other proceeds actually received by the Indemnified Person in connection with such Damages, net, in each case, of any reasonable costs incurred to recover such proceeds (including any related retrospective premium adjustments resulting from assertion of such claims) or (b) any indemnity, contribution or other similar payment the Indemnified Person actually received from any Person with respect to such Damages, net, in each case, of reasonable costs incurred in obtaining such recovery. Any Indemnified Person that becomes aware of Damages for which it intends to seek indemnification under this Agreement shall, at the sole cost and expense of the Indemnifying Person, use commercially reasonable efforts to mitigate such Damages and make and pursue such claims for any amounts to which it may be entitled under insurance policies or under indemnification agreements with third parties as are reasonably requested by the Indemnifying Person. Under no circumstances shall the possibility of a future insurance recovery be a basis for reducing the Damages subject to indemnification under this Agreement prior to the actual receipt of such recovery, or for limiting, postponing or delaying satisfaction of any indemnification obligation under this Agreement or any Indemnified Person’s right to be indemnified. If, however, any third‑party recovery or insurance recovery is actually received by the Indemnified Person after having previously received indemnity claim proceeds under this Agreement, such Indemnified Person will promptly tender to the respective Party an amount equal to the applicable net proceeds of such third‑party recovery or insurance recovery up to the amount of any indemnification payments made in respect of such Damages.

ARTICLE VIII
MISCELLANEOUS

Section 8.01        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. Notwithstanding the foregoing, Carlyle may assign its right to take possession of the GIGS Assets at the Closing pursuant to this Agreement to (a) any of its Affiliates or (b) Crimson Gulf Holdings or any of its Subsidiaries, in each case upon written notice to Parent at or prior to the Closing. Subject to the preceding sentences of this Section 8.01, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.01 shall be null and void.

Section 8.02       Notices . Any notice, request, demand or other communication required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by email, with confirmation of receipt requested or received, (c) one day after deposit with a nationally recognized courier or overnight service such as Federal Express, or (d) five days after mailing via certified mail, return receipt requested. All notices not delivered personally or by email will be sent with postage and other charges prepaid and properly addressed to the Party to be notified at the address set forth for such Party:

If to the Company or J. Grier:

Crimson Midstream Holdings, LLC
1801 California Street, Suite 3600
Denver, CO 80202
Attention: John D. Grier
Email: jgrier@crimsonml.com

with a copy to (which shall not constitute notice):

Lewis, Ringelman & Fanyo P.C.
1515 Wynkoop Street, Suite 700
Denver, Colorado
Attention: David J. Ringelman
Email: dringelman@lewisringelman.com

If to Carlyle:

CGI Crimson Holdings, L.L.C.
c/o Carlyle Investment Management, LLC
1001 Pennsylvania Avenue, NW

Washington, DC 20005
Attention: Ferris Hussein
Email: ferris.hussein@carlyle.com

with copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:  Will Mabry
Email:    will.mabry@kirkland.com

If to Parent:

CorEnergy Infrastructure Trust, Inc.
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
Attention: David J. Schulte
Email: dschulte@corenergy.reit

with a copy to (which shall not constitute notice):

Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
Attention: Steven F. Carman
Email: steve.carman@huschblackwell.com

Any Party (and such Party’s permitted assigns) may change such Party’s address for receipt of future notices hereunder by giving written notice to the other Parties.

Section 8.03         Governing Law; Waiver of Jury Trial.

(a)          This Agreement and the performance of the transactions and the obligations of the Parties hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)        THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE, OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA OR OTHER DELAWARE STATE COURT LOCATED IN THE STATE OF DELAWARE AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION

WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)         THE PARTIES WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 8.04        Entire Agreement. This Agreement, the Confidentiality Agreements and the Transaction Documents, together with the certificates, documents, instruments and writings that are delivered pursuant thereto, constitute the entire agreement and understanding of the Parties in respect of its subject matters and supersede all prior understandings, agreements or representations by or among such Parties, written or oral, to the extent they relate in any way to the transactions contemplated hereby or the subject matter hereof. The Parties hereby agree that the Confidentiality Agreements shall remain in full force and effect from and after the Closing in accordance with their respective terms.

Section 8.05        Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means), each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The delivery of signed counterparts by email transmission which includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in Person.

Section 8.06      Amendments and Waivers. This Agreement may not be amended, modified, superseded or replaced, and no provisions hereof may be waived, without the written consent of all Parties. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 8.07         Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that, if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court, governmental body, arbitrator or mediator not to be enforceable in accordance with its terms, the Parties agree that the court, governmental body, arbitrator or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

Section 8.08       Titles and Subtitles . The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.09       Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign Law will also be deemed to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context otherwise requires. The words “including,” “includes” and “include” shall be deemed to be followed by “without limitation.” Unless the context otherwise requires, the word “or” shall not be deemed to be exclusive. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” herein, “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty and covenant contained herein will have independent significance.

Section 8.10        Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party agrees that each other Party (not including any Party who is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.10 in the Delaware Court of Chancery. Each of the Parties agrees it will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, including that it will not oppose the granting of an injunction or specific performance as provided in this Section 8.10 on the basis that (a) the applicable Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10. Each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.11         No Third‑Party Beneficiaries . This Agreement shall not confer upon any Person other than the Parties any rights (including third‑party beneficiary rights or otherwise) or remedies under this Agreement, except for the provisions of Sections 6.05(a) and 6.05(b) (Release), Article VII (Indemnification), Section 8.12 (No Recourse Against Others) and this Section 8.11 (No Third‑Party Beneficiary).

Section 8.12          No Recourse Against Others.

(a)          All Proceedings (whether in contract or in tort, at law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Parties. No Person other than the Parties, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing (each a “No Recourse Party”), shall have any liability (whether in contract or in tort, at law or in equity, or granted by statute) for any Proceedings or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Parties hereby waives and releases all such Proceedings and Liabilities against any such No Recourse Party.

(b)          Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Parties hereby waives and releases any and all Proceedings and Liabilities that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any No Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Parties disclaims any reliance upon any No Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 8.13        Incorporation. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the day and year first above written.

COMPANY:	CRIMSON MIDSTREAM HOLDINGS, LLC

By:	/s/ John D. Grier
Name:	John D. Grier
Title:	Chief Executive Officer

J. GRIER:
/s/ John D. Grier
John D. Grier

Signature Page to Membership Interest Purchase Agreement

CARLYLE:	CGI CRIMSON HOLDINGS, L.L.C.

By:	/s/ Ferris Hussein
Name:	Ferris Hussein
Title:	Managing Director

Signature Page to Membership Interest Purchase Agreement

PARENT:	CORENERGY INFRASTRUCTURE TRUST, INC.

By:	/s/ David J. Schulte
Name:	David J. Schulte
Title:	Executive Chairman, CEO and President

Signature Page to Membership Interest Purchase Agreement

Exhibit D
Execution Version

CGI Crimson Holdings, L.L.C.
1001 Pennsylvania Avenue, NW
Washington, DC 20004

February 4, 2021

CorEnergy Infrastructure Trust, Inc.
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
Attn:     David J. Schulte

Crimson Midstream Holdings, LLC
1801 California Street, Suite 3600
Denver, Colorado 80202
Attn:     John D. Grier

Re: Right of First Refusal and Non-Competition

Reference is made to that certain Membership Interest Purchase Agreement, by and among CGI Crimson Holdings, L.L.C., a Delaware limited liability company (“Carlyle”), Crimson Midstream Holdings, LLC, a Delaware limited liability company (“CMH”), CorEnergy Infrastructure Trust, Inc., a Maryland corporation (“CORR”), and the other parties thereto, dated as of the date hereof (the “MIPA”).  Each of Carlyle, CMH and CORR are individually referred to herein as a “Party” and collectively the “Parties.”

The purpose of this letter agreement (this “Letter Agreement”) is to set forth the agreement among Carlyle, CMH, CORR and Crescent Midstream Holdings, LLC, a Delaware limited liability company (“Gulf”), regarding (i) the grant by CMH to Carlyle of a right of first refusal with respect to the installation of communications fiber optic cables that involve the use of the Company Rights of Way (as defined in the MIPA) in the possession of CMH at the time of execution of the MIPA (“Qualifying ROW”) and (ii) certain non-competition obligations of the Parties, in each case in accordance with the terms of this Letter Agreement.

1.	Right of First Refusal.

(a)        If, during the two-year period commencing as of the date of this Letter Agreement (“ROFR Term”), CORR, CMH or their respective Affiliates (each, an “Offering Party”) determines the commercial viability of a fiber optic cable installation opportunity that involves the use of any portion of the Qualifying ROW (each, a “Qualifying Business Opportunity”), or if any Person presents a Qualifying Business Opportunity to an Offering Party, then such Offering Party shall, within ten (10) business days after the determination or presentation of any such Qualifying Business Opportunity, furnish written notice (a “ROFR Notice”) to Carlyle offering Carlyle the right to invest up to 50% of the required capital to be invested by CORR, CMH, and any of their respective Affiliates with respect to such Qualifying Business Opportunity, which ROFR Notice shall contain all known proposed terms and provisions of such Qualifying Business Opportunity.  Carlyle shall then have twenty (20) days following receipt of the ROFR Notice to elect to participate in the Qualifying Business Opportunity on the terms set forth in such ROFR Notice.  If Carlyle so elects to participate in a Qualifying Business Opportunity, Carlyle or its designated Affiliate shall be permitted to invest up to 50% of the required capital to be invested by CORR, CMH, and any of their respective Affiliates in connection with such Qualifying Business Opportunity on the terms set forth in the ROFR Notice; provided that, in addition to any capital required to be funded by CORR, CMH or their respective Affiliates in connection with such Qualifying Business Opportunity, CORR may charge fair market rent as part of the overall economic arrangement between Carlyle (or its Affiliate), on the one hand, and CORR, CMH or their respective Affiliates, on the other hand.  If Carlyle either declines to participate in a Qualifying Business Opportunity following the receipt of a ROFR Notice in accordance with the terms of this Letter Agreement or fails to provide unqualified written notice of its election to participate in such Qualifying Business Opportunity within twenty (20) days of receipt of a ROFR Notice, Carlyle shall be deemed to have waived its rights pursuant to this Section 1(a) and CORR, CMH or their respective Affiliates shall be free to pursue such Qualifying Business Opportunity on such terms as may be negotiated by them without submitting an additional ROFR Notice.

(b)       In addition to the rights provided to Carlyle pursuant to Section 1(a), in the event Carlyle presents a Qualifying Business Opportunity to CORR or CMH, CORR or CMH during the ROFR Term, as applicable, shall negotiate the terms of such Qualifying Business Opportunity and the relative participation of Carlyle, CMH and CORR, as applicable, with respect thereto; provided that (i) Carlyle shall have the right to invest up to 50% of the required capital in connection with such any such Qualifying Business Opportunity, (ii) CORR may charge fair market rent as  contemplated in Section 1(a) above, and (iii) CORR will receive the same pro rata investment economics as Carlyle as part of the economic arrangement related to any Qualifying Business Opportunity presented to CMH or CORR by Carlyle.

2.	Non-Competition.

(a)       At all times during the Restricted Period (as defined below), none of CORR, CMH or their respective Affiliates (each, a “Restricted Party”) shall, directly or indirectly, either alone or in association with any other Person, or as a sole proprietor, partner, director, officer, principal, agent, employee or executive engage in any Gulf Restricted Business (as defined below).  Notwithstanding the foregoing, nothing herein shall prohibit any Restricted Party from acquiring any portfolio of assets of which less than twenty-five percent (25%) of the value of such portfolio of assets constitutes Gulf Restricted Business (a “Permitted Acquisition”).  In the event a Restricted Party desires to conduct Gulf Restricted Business that is not a Permitted Acquisition, it shall present such Gulf Restricted Business to Gulf via written notice, which written notice shall contain all known proposed terms and provisions of the Gulf Restricted Business.  Gulf shall then have ten (10) days from the receipt of such notice to elect to pursue the Gulf Restricted Business described therein.  If Gulf declines to pursue such Gulf Restricted Business or otherwise fails to demonstrably pursue such Gulf Restricted Business within such ten (10) day period, then the applicable Restricted Party shall be free to pursue such Gulf Restricted Business notwithstanding the limitations set forth in this Section 2(a).

(b)          For purposes of this Letter Agreement:

2

“Gulf Restricted Business” shall mean any business or line of business that is in direct, verifiable competition with the business of Gulf and its Subsidiaries within the Gulf of Mexico.  For the sake of clarity, the limitation applies to businesses with pipeline, storage or processing assets chiefly offshore Louisiana or, if onshore, south of St. James, Louisiana.  “Gulf Restricted Business” shall not include any business offered for investment as a result of a solicitation of interest to any Restricted Party other than directly and privately presented to John D. Grier.

“Restricted Period” shall mean the period beginning as of the date of this Letter Agreement and ending on the earlier of the date that is five (5) years from the date of this Letter Agreement or the date on which neither John D. Grier nor any of his Affiliates own both:  (i) any equity interests in Gulf or its Affiliates, and (ii) a greater than five percent (5%) interest in the common stock of CORR or a more than five percent (5%) interest in CMH.

3.	Insurance.

(a)        Each of the Parties agrees and acknowledges that, prior to the consummation of the transactions contemplated by the MIPA, CMH and its Subsidiaries maintained (and continue to maintain) certain insurance policies for the benefit of CMH and its Subsidiaries (which include Gulf and its Subsidiaries (the “Gulf Group”) prior to giving effect to the transactions contemplated by the MIPA) (such insurance policies, collectively the “Insurance Policies”).  Despite the fact that, from and after the date of this Letter Agreement, the Gulf Group are not Subsidiaries of CMH, CMH shall continue to maintain the Insurance Policies in full force and effect from the date of this Letter Agreement until June 1, 2021 (or such earlier date as mutually agreed amongst the Parties) (the “Termination Date”) in accordance with their respective terms and this Letter Agreement for the benefit of CMH and its Subsidiaries (after giving effect to the transactions contemplated by the MIPA, the “CMH Group”), on the one hand, and the Gulf Group, on the other hand.

(b)        If, prior to the Termination Date, either a member of the CMH Group or a member of the Gulf Group, as applicable, suffers insurable losses that are reasonably expected in the good faith judgment of the applicable member of the CMH Group or the Gulf Group to result in the reduction of the liability limit policies below $100,000,000 in the aggregate pursuant to the applicable Insurance Policies, CMH (if a member of the CMH Group incurred the insurable loss) or Gulf (if a member of the Gulf Group incurred the relevant insurable loss), as applicable, shall purchase, within five Business Days of the incident giving rise to the insurable loss, an insurance policy for the benefit of the Gulf Group or the CMH Group, respectively (and naming the Gulf Group or the CMH Group, as applicable, as the covered parties thereunder), resulting in a total liability limit available, to the entity not incurring the loss, of $100,000,000 taking into account any estimated remaining coverage.  This obligation applies to liability limits including sudden and accidental pollution.  Each of the CMH Group and the Gulf Group shall pay any deductibles required to be paid pursuant to the Insurance Policies in connection with any claim made by the CMH Group or the Gulf Group, respectively, thereunder.

4.           Notices.  All notices and other communications required or desired to be given hereunder must be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested), by a national
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overnight delivery service or by electronic mail (with confirmation of receipt) to the relevant Party at the following addresses:

If to CORR:

CorEnergy Infrastructure Trust, Inc.
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
Attention: David J. Schulte
Email: dschulte@corenergy.reit

with a copy to (which shall not constitute notice):

Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
Attention: Steven F. Carman
Email: steve.carman@huschblackwell.com

If to CMH:

Crimson Midstream Holdings, LLC
1801 California Street, Suite 3600
Denver, Colorado 80202
Attention: John D. Grier
Email: jgrier@crimsonml.com

with a copy to (which shall not constitute notice):

Lewis, Ringelman & Fanyo P.C.
1515 Wynkoop Street, Suite 700
Denver, Colorado
Attention: David J. Ringelman
Email: dringelman@lewisringelman.com

If to Carlyle:

CGI Crimson Holdings, L.L.C.
c/o Carlyle Investment Management, LLC
1001 Pennsylvania Avenue, NW
Washington, DC 20005
Attention: Ferris Hussein
Email: ferris.hussein@carlyle.com

5.
Governing Law.  This Letter Agreement shall be governed by the governing law, consent to jurisdiction and waiver of jury trial right provisions set forth in Section 8.03 of the MIPA as if such provisions were set forth herein, mutatis mutandis.

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6.
Specific Performance.  The Parties acknowledge and agree that in the event that any of the agreements, covenants or obligations under this Letter Agreement are not performed by a Party in accordance with their specific terms or are otherwise breached by a Party, the other Party would be damaged irreparably.  Accordingly, each Party agrees that, in addition to any other remedy to which the Parties are entitled at law or in equity, the Parties shall be entitled to injunctive relief to prevent any such breaches of this Letter Agreement and to otherwise enforce specifically this Letter Agreement and the terms and provisions hereof in court.

7.
Amendments.  No amendments, waivers or other modifications of terms of this Letter Agreement shall be effective or binding on the Parties unless they are written and signed by the Parties. Whenever possible, each provision or part of this Letter Agreement shall be interpreted in such manner as to be valid and effective under applicable laws, but if any provision or part of this Letter Agreement or the application of any such provision or part thereof to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of this Letter Agreement.

8.
Assignment.  This Letter Agreement may not be assigned, either in whole or in part, without the express prior written consent of the non-assigning Parties in such Parties’ sole discretion.  The terms, covenants and conditions contained in this Letter Agreement are binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

9.
Final Agreement.  This Letter Agreement (a) represents the final agreement between the Parties, constitutes the entire understanding and agreement of the Parties, and supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) relating to the subject matter hereof, and (b) may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties.  There are no, and no Party shall have any remedies or causes of action (whether in contract or in tort, or under any other legal theory) for any restrictions, promises, statements, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Letter Agreement.

10.
Legal Review.  Each Party has had an adequate opportunity to review each and every provision of this Letter Agreement and to submit the same to legal counsel for review and advice.  Based on the foregoing, the rule of construction, if any, that a contract be construed against the drafter shall not apply to interpretation or construction of this Letter Agreement.

11.
Execution.  This Letter Agreement may be executed in one or more counterparts (including by means of signature pages delivered by facsimile transmission or electronic mail) (including being delivered by means of a facsimile or portable document format (*.pdf)), each of which will be deemed an original and all of which, when taken together, will constitute one valid and binding agreement effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or

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scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have entered into this Letter Agreement as of the date first written above.

CMH:
CRIMSON MIDSTREAM HOLDINGS, LLC

By:	/s/ John D. Grier
Name:	John D. Grier
Title:	Chief Executive Officer

CARLYLE:
CGI CRIMSON HOLDINGS, L.L.C.

By:	/s/ Ferris Hussein
Name:	Ferris Hussein
Title:	Managing Director

CORR:
CORENERGY INFRASTRUCTURE TRUST, INC.

By:	/s/ David J. Schulte
Name:	David J. Schulte
Title:	Executive Chairman, CEO and President

GULF:
CRESCENT MIDSTREAM HOLDINGS, LLC

By:	/s/ Jeremiah Ashcroft
Name:	Jeremiah Ashcroft
Title:	Chief Executive Officer

Signature Page to Golden Letter Agreement